                                                                     EXHIBIT 2.1

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION
IF YOU ARE IN ANY DOUBT AS TO HOW TO ACT, YOU SHOULD CONSULT
YOUR FINANCIAL OR LEGAL ADVISOR IMMEDIATELY
--------------------------------------------------------------------------------

                                     OFFER


                                       BY



                             USFC ACQUISITION INC.



                          A WHOLLY OWNED SUBSIDIARY OF


                        UNITED STATES FILTER CORPORATION



                  TO PURCHASE ALL OF YOUR ORDINARY SHARES AND
                           AMERICAN DEPOSITARY SHARES


                                       IN



                                 MEMTEC LIMITED
                               (ACN 002 490 208)



                                      FOR
                         A NET CASH PAYMENT OF US$30.00
              FOR EACH ORDINARY SHARE OR AMERICAN DEPOSITARY SHARE


-------------------------------------------------------------------------------
THIS OFFER WILL EXPIRE AT 1:00A.M., NEW YORK CITY TIME ON ., NOVEMBER ., 1997,
 AND AT 5:00 P.M., SYDNEY TIME ON ., NOVEMBER .,1997, UNLESS THE OFFER IS
 EXTENDED
-------------------------------------------------------------------------------

             FINANCIAL ADVISORS TO UNITED STATES FILTER CORPORATION

Merrill Lynch & Co.                                Salomon Brothers Inc
Merrill Lynch International (Australia) Limited    Salomon Brothers Australia
                                                   Limited

                               TABLE OF CONTENTS

                                                                                            PAGE
SUMMARY OF OFFER..........................................................................    3

INTRODUCTION AND OFFER....................................................................    5

THE TENDER OFFER..........................................................................    6

1.    Terms of the Offer..................................................................    6

2.    Procedures for Tendering Shares and ADSs............................................    9

3.    Acceptance for Payment and Payment for Shares and ADSs..............................   14

4.    Withdrawal Rights...................................................................   16

5.    Certain Tax Consequences............................................................   17

6.    Price Range of Shares; Dividends; Exchange Rate.....................................   19

7.    Certain Information Concerning the Company..........................................   20

8.    Certain Information Concerning the Purchaser and Parent.............................   22

9.    Source and Amount of Funds..........................................................   26

10.   Background of the Offer; Contacts with the Company..................................   28

11.   Purpose of the Offer; Plans for the Company.........................................   28

12.   Dividends and Distributions.........................................................   30

13.   Effect of the Offer on the Market for the Securities; New York Stock
      Exchange and Australian Stock Exchange Quotation and Exchange Act Registration......   31

14.   Certain Conditions of the Offer.....................................................   32

15.   Certain Legal Matters; Regulatory Approvals.........................................   35

16.   Fees and Expenses...................................................................   37

17.   Miscellaneous.......................................................................   38

18.   Certain Definitions.................................................................   38

SCHEDULE A   INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF PARENT
             AND THE PURCHASER............................................................  A-1

SCHEDULE B   TRANSACTIONS IN SHARES AND ADSs DURING THE PAST FOUR MONTHS BY
             PARENT AND THE PURCHASER.....................................................  B-1

SCHEDULE C   TRANSACTIONS IN SHARES AND ADSs DURING THE PAST FOUR MONTHS BY
             DIRECTORS AND OFFICERS OF THE PARENT AND PURCHASER.............................  C-1

ANNEXURE A   PART A STATEMENT

                           OFFER TO PURCHASE FOR CASH
         ALL OUTSTANDING ORDINARY SHARES AND AMERICAN DEPOSITARY SHARES
                                       OF
                                 MEMTEC LIMITED
                                       BY
                             USFC ACQUISITION INC.
                           A WHOLLY OWNED SUBSIDIARY
                                       OF
                        UNITED STATES FILTER CORPORATION
                                       AT
                           US$30.00 NET PER SHARE OR
                       AMERICAN DEPOSITARY SHARE IN CASH

--------------------------------------------------------------------------------
THE OFFER WILL EXPIRE AT 1:00 A.M., NEW YORK CITY TIME, ON ., NOVEMBER ., 1997, AND AT 5:00 P.M., SYDNEY TIME, ON ., NOVEMBER ., 1997, UNLESS THE OFFER IS EXTENDED. TENDERING HOLDERS OF SECURITIES WILL BE PERMITTED TO WITHDRAW THEIR TENDERED SECURITIES AT ANY TIME PRIOR TO THE EXPIRATION OF THE OFFER. SEE "WITHDRAWAL RIGHTS" IN SECTION 4.
--------------------------------------------------------------------------------

     THE OFFER IS CONDITIONAL UPON, AMONG OTHER THINGS, THERE HAVING BEEN VALIDLY TENDERED AND NOT WITHDRAWN AT THE EXPIRATION OF THE OFFER A NUMBER OF SHARES (INCLUDING AMERICAN DEPOSITARY SHARES REPRESENTING SHARES) (THE "SECURITIES"), WHICH WHEN ADDED TO THE NUMBER OF SECURITIES TO WHICH USFC ACQUISITION INC. AND ITS AFFILIATES ARE ENTITLED AT THE COMMENCEMENT OF THE OFFER, CONSTITUTES MORE THAN 50 PER CENT OF THE TOTAL NUMBER OF SECURITIES OUTSTANDING ON A FULLY DILUTED BASIS.

     THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. SEE THE INTRODUCTION AND OFFER AND SECTIONS 1 AND 14.
                              ____________________
                                   IMPORTANT

     THE OFFER IS MADE FOR SECURITIES OF AN AUSTRALIAN CORPORATION. WHILE THE OFFER IS SUBJECT TO BOTH UNITED STATES AND AUSTRALIAN DISCLOSURE REQUIREMENTS, HOLDERS SHOULD BE AWARE THAT CERTAIN PARTS OF THIS DOCUMENT HAVE BEEN PREPARED SUBSTANTIALLY IN ACCORDANCE WITH U.S. FORMAT AND STYLE, WHICH DIFFERS FROM AUSTRALIAN FORMAT AND STYLE. IN PARTICULAR, THE PART A STATEMENT, WHICH IS REQUIRED BY THE AUSTRALIAN CORPORATIONS LAW AND WHICH IS INCLUDED AS ANNEXURE A TO THIS OFFER TO PURCHASE (THE "PART A STATEMENT"), CONTAINS INFORMATION CONCERNING THE OFFER THAT IS MATERIAL TO A HOLDER OF SECURITIES AND IS NOT SUMMARIZED ELSEWHERE. HOLDERS OF SECURITIES ARE URGED TO REVIEW THE PART A STATEMENT.

     IN ADDITION, WITH CERTAIN EXCEPTIONS PURSUANT TO MODIFICATIONS OF THE AUSTRALIAN CORPORATIONS LAW GRANTED BY THE AUSTRALIAN SECURITIES COMMISSION, THE OFFER IS SUBJECT TO THE U.S. TENDER OFFER RULES APPLICABLE TO SECURITIES REGISTERED UNDER THE U.S. SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, AS WELL AS TO THE PROVISIONS OF THE AUSTRALIAN CORPORATIONS LAW.

     The consideration payable under the Offer is United States dollars. However, all tendering holders will have the right to elect to receive payment in Australian dollars. In the event a holder does not make an election, a holder tendering American Depositary Shares will receive United States dollars and a holder tendering Shares will be deemed to have elected to receive Australian dollars. The conversion of United States dollars into Australian dollars will be made on the basis described in Section 3. The attention of all holders of Securities is drawn to the description in that Section of the mechanism for converting United States dollars into Australian dollars and of the exchange rate risks attached thereto. A reference in this Offer to Purchase to "US$" or "US dollars" is to United States dollars and a reference to "A$" is to Australian dollars.

     Questions and requests for assistance, or for additional copies of this Offer to Purchase, the Acceptance and Transfer Form, the Letter of Transmittal or other tender offer materials, may be directed in the United States to the Information Agent or the Dealer Managers, or in Australia to (in the case of additional documents) the Registry or (in the case of questions and requests for assistance) to the Financial Advisors, in each case at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Holders of Shares or American Depositary Shares may also contact brokers, dealers, commercial banks and trust companies for assistance concerning the Offer.

                              ____________________
          The Dealer Managers for the Offer in the United States are:

MERRILL LYNCH & CO.                     SALOMON BROTHERS INC
September ., 1997

                                   IMPORTANT

     HOLDERS OF ADSs
     ---------------

     Any holder desiring to tender all or any portion of such holder's American Depositary Shares should either (i) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and (A) mail or deliver it, together with the American Depositary Receipts evidencing tendered American Depositary Shares and any other required documents, to the U.S. Depositary or (B) tender such American Depositary Shares pursuant to the procedures for book-entry transfer set forth in Section 2 or
(ii) request such holder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such holder. A holder whose American Depositary Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such holder desires to tender such American Depositary Shares.

     A holder who desires to tender American Depositary Shares, and whose American Depositary Receipts evidencing such American Depositary Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer described in this Offer to Purchase prior to the expiration of the Offer, may tender such American Depositary Shares by following the procedures for guaranteed delivery set forth herein.

     HOLDERS OF SHARES
     -----------------

     Any holder desiring to tender all or any portion of such holder's Shares should either (i) if such Shares are held in uncertificated form (because the Shares are held in the CHESS system in Australia) comply with the procedures set forth in the Securities Clearing House Business Rules by (A) instructing such holder's Controlling Participant to initiate acceptance of this Offer, or if such holder is a Broker or Non Broker Participant by accepting this Offer, prior to the expiration of the Offer and (B) completing and signing the Acceptance and Transfer Form and returning it in accordance with the instructions contained in the Acceptance and Transfer Form, or, (ii) if such Shares are in certificated form, complete and sign the Acceptance and Transfer Form in accordance with the instructions in the Acceptance and Transfer Form and mail or deliver it, together with the Share certificates evidencing such Shares to the Registry in Australia or, if such holder is located in the United States, to the U.S. Depositary.

     A person who is entitled to be registered in respect of certificated Shares but who, at the time of acceptance of the Offer, is not registered as the holder of such Shares, must accept the Offer by completing and signing the Acceptance and Transfer Form in accordance with the instructions in the Acceptance and Transfer Form and mailing or delivering it, together with evidence which establishes that person's entitlement to be registered in respect of those Shares, to the Registry in Australia or, if such person is located in the United States, to the U.S. Depositary.

                                SUMMARY OF OFFER

     This general summary is solely for the convenience of holders of Shares and ADSs and is qualified in its entirety by reference to the full text and more specific details in this Offer to Purchase. Certain capitalized terms used in this Offer to Purchase are defined in Section 18.

Purchase Price.............     USFC Acquisition Inc., a wholly owned subsidiary of
                                United States Filter Corporation, is offering to
                                purchase all outstanding Shares and ADSs of Memtec
                                Limited at a purchase price of US$30.00 per Share or
                                ADS, net to the seller in cash, subject to the terms
                                and conditions of the Offer.  Tendering holders may
                                elect to have the purchase price converted into
                                Australian dollars at the exchange rate available on
                                the day the Purchaser makes funds available for
                                payment to the Registry or U.S. Depositary in
                                respect of the relevant Securities.  See Section 3
                                "Acceptance for Payment and Payment of Shares and
                                ADSs -- Currency Election".

How to Tender Shares or ADSs..  See Section 2 "Procedures for Tendering Shares
                                and ADSs".  For assistance in the United States call
                                the Information Agent or the Dealer Managers.  For
                                assistance in Australia call the Registry or the
                                Financial Advisors or consult your broker.
                                Telephone numbers for the Information Agent, the
                                Dealer Managers, the Registry and the Financial
                                Advisors are set forth on the back cover of this
                                Offer to Purchase.

Expiration Date...............  1:00 A.M., New York City time on ., November .,
                                1997, and 5:00 P.M., Sydney time, on . November .,
                                1997,  unless extended by the Purchaser, in which
                                event the "Expiration Date" shall be the latest time
                                and date upon which the Offer, as so extended, shall
                                expire.

Payment Date..................  Payment will be made not later than the earlier of
                                (i) the third U.S. business day after the Expiration
                                Date and (ii) 30 days after the later of the date
                                the Offer is accepted by the holder and the Condition
                                Waiver Date. See Section 3 "Acceptance for Payment
                                and Payment for Shares and ADSs".

Withdrawal Rights.............  Tendered Securities may be withdrawn at any time prior to the Expiration Date.  See Section 4
                                "Withdrawal Rights".

Minimum and Other Conditions..  The Offer is conditional upon, among other things, there having been validly tendered and not
                                withdrawn at the Expiration Date a number of
                                Securities which, when added to the number of
                                Securities to which the Purchaser and its affiliates
                                are entitled at the commencement of the Offer,
                                constitutes more than 50 per cent of the total number
                                of Securities outstanding on a fully diluted basis.
                                The Purchaser and its affiliates own and are
                                entitled to 534,600 Securities or approximately 4.9%
                                of the number of Securities outstanding on a fully
                                diluted basis as of ., 1997.  See "Introduction and
                                Offer" and Section 14 "Certain Conditions of the
                                Offer".

                                The Offer is also subject to a number of other
                                conditions, including receipt of any necessary
                                regulatory approvals, the absence of litigation and
                                the absence of significant changes in

                                the Company.  See Section 14 "Certain Conditions of
                                the Offer".

United States
Income Tax Consequences.......  The sale of Securities pursuant to the Offer will be a taxable event to the holder for United States
                                federal income tax purposes.  See Section 5 "Certain
                                Tax Consequences -- Certain United States Federal
                                Income Tax Consequences".

Australian Income Tax
Consequences                    The sale of Securities pursuant to the
                                Offer will be a taxable event to the holder for
                                Australian income tax purposes.  See Section 5
                                "Certain Tax Consequences--Certain Australian Tax
                                Consequences".

To the holders of Shares and American Depositary Shares of Memtec Limited:

                             INTRODUCTION AND OFFER

     The Offer. USFC Acquisition Inc., a Delaware corporation, (the "Purchaser") and a wholly owned subsidiary of United States Filter Corporation, a Delaware corporation (the "Parent"), hereby offers to purchase all outstanding ordinary shares, par value A$2.50 per share (the "Shares"), including American Depositary Shares representing Shares (the "ADSs", and together with the Shares, the "Securities"), of Memtec Limited (ACN 002 490 208), a corporation incorporated under the laws of the State of New South Wales, Australia (the "Company"), at a price of US$30.00 per Share or ADS, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and (i) in the case of Shares, in the related Acceptance and Transfer Form, and (ii) in the case of ADSs, in the related Letter of Transmittal (which Offer to Purchase, Acceptance and Transfer Form and Letter of Transmittal, as amended from time to time, together constitute the "Offer"). A holder may accept the Offer in respect of some or all of such holder's Securities.

     This Offer extends to holders of Securities resulting from the exercise of outstanding options for Securities ("Options"). Holders of Options who desire to tender Securities issuable upon exercise of such Options must first exercise those Options and then tender the resulting Securities in accordance with the procedures set forth in Section 2 "Procedures for Tendering Shares and ADSs". Securities resulting from the exercise of Options must be obtained and tendered into the Offer by the holder prior to the Expiration Date. The Purchaser is not offering to purchase (nor will tenders be accepted of) Options pursuant to the Offer.

     Tendering holders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes (including stamp duty) on the purchase by the Purchaser of Securities pursuant to the Offer. A TENDERING HOLDER OF SECURITIES WHO IS (I) A U.S. HOLDER (AS DEFINED HEREIN) SHOULD COMPLETE AND SIGN THE SUBSTITUTE FORM W-9 OR (II) A NON U.S. HOLDER SHOULD COMPLETE AND SIGN THE FORM W-8, BOTH OF WHICH ARE INCLUDED IN THE LETTER OF TRANSMITTAL AND THE ACCEPTANCE AND TRANSFER FORM, AS APPROPRIATE. IF A HOLDER FAILS TO COMPLETE AND SIGN A SUBSTITUTE FORM W-8 OR W-9 AS APPLICABLE, THE PURCHASER WILL BACKUP WITHHOLD UNITED STATES FEDERAL INCOME TAX AT THE RATE OF 31% OF THE GROSS PROCEEDS PAYABLE TO SUCH HOLDER OR OTHER PAYEE PURSUANT TO THE OFFER. SEE SECTION 5 "CERTAIN TAX CONSEQUENCES--CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES--INFORMATION REPORTING AND BACKUP WITHHOLDING". ACCORDINGLY, ALL HOLDERS OF SECURITIES (INCLUDING HOLDERS OF SHARES HELD THROUGH CHESS) WHO WISH TO ACCEPT THE OFFER ARE URGED TO COMPLETE EITHER THE SUBSTITUTE FORM W-8 OR W-9 CONTAINED IN THE LETTER OF TRANSMITTAL AND ACCEPTANCE AND TRANSFER FORM, AS APPROPRIATE, AND SIGN AND RETURN THE RELEVANT FORM IN ACCORDANCE WITH THE PROCEDURES SPECIFIED IN SECTION 2.

     The Purchaser will pay all charges and expenses of Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") and Salomon Brothers Inc ("Salomon"), as Dealer Managers in the United States (in such capacity, each a "Dealer Manager"), Merrill Lynch & Co., Merrill Lynch International (Australia) Limited, Salomon Brothers Inc and Salomon Brothers Australia Limited, each as Financial Advisor in Australia (each a "Financial Advisor"), IBJ Schroder Bank & Trust Company as U.S. Depositary (the "U.S. Depositary") and MacKenzie Partners, Inc., as Information Agent (the "Information Agent"), incurred in connection with the Offer. See Section 16 "Fees and Expenses".

     The purpose of the Offer is to acquire control of, and if sufficient Securities are acquired ultimately acquire all outstanding Securities in, the Company. If the Purchaser acquires 90% or more of the outstanding Securities in the Offer, it is the Purchaser's present intention to compulsorily acquire, upon the terms applicable under the Offer immediately prior to the Expiration Date and in accordance with the Australian Corporations Law (the "Corporations Law"), all Shares of holders that have not accepted the Offer.

     In addition, the Purchaser will, after the Expiration Date and if sufficient Securities are acquired under the Offer, be seeking a modification of the Corporations Law to permit it to compulsorily acquire all Shares which are issued pursuant to the exercise of Options which remain outstanding after the Expiration Date, as and when such Securities are issued pursuant to the exercise of those Options. See
Section 11 "Purpose of the Offer, Plans for the Company--Intention to Compulsorily Acquire".

     Conditions - The Minimum Condition. THE OFFER IS CONDITIONAL UPON, AMONG OTHER THINGS, THERE HAVING BEEN VALIDLY TENDERED AND NOT WITHDRAWN AT THE EXPIRATION DATE A NUMBER OF SECURITIES WHICH, WHEN ADDED TO THE NUMBER OF SECURITIES TO WHICH THE PURCHASER AND ITS AFFILIATES ARE ENTITLED AT THE COMMENCEMENT OF THE OFFER, CONSTITUTES MORE THAN 50 PER CENT OF THE TOTAL NUMBER OF SECURITIES OUTSTANDING ON A FULLY DILUTED BASIS (THE "MINIMUM CONDITION").

     According to the Company's Preliminary Final Report for the fiscal year ended June 30, 1997 filed with Australian Stock Exchange Limited ("ASX"), as of June 30, 1997 there were outstanding 10,317,348 Shares and 653,998 Options exercisable for 653,998 Securities. At ., 1997, the Purchaser beneficially owned and was entitled (within the meaning of the Corporations Law) to 534,600 Shares (being Shares represented by ADSs), representing approximately 4.9% of Securities on a fully diluted basis. Substantially all of the ADSs beneficially owned by Parent were acquired in open market purchases. See Schedule B to this Offer to Purchase.

     For purposes of the Offer, the term "fully diluted basis" assumes that all outstanding Options have become exercisable and been exercised and "more than 50 per cent of the total number of Securities outstanding on a fully diluted basis" assumes that all Options are have become exercisable and been exercised, and that all other options, rights or other securities convertible into or exercisable or exchangeable for Shares which have been granted prior to the Expiration Date have become exercisable prior to the Expiration Date and been exercised, in all cases resulting in the issue of Shares. The Purchaser and its affiliates do not hold any Options, rights or other securities convertible into Securities.

     Based on the foregoing and assuming no Securities were issued and no options, warrants or rights exercisable or other securities convertible into or exercisable or exchangeable for Securities were issued or granted after June 30, 1997 (other than Shares (including Shares represented by ADSs) issued pursuant to the exercise of the Options), the Purchaser believes there are presently 10,971,346 Securities outstanding on a fully diluted basis. Accordingly, the Purchaser believes that the Minimum Condition would be satisfied if at least an aggregate of 4,951,074 Securities are validly tendered pursuant to the Offer and not withdrawn.

     Certain other conditions to the Offer are described in Section 14 "Certain Conditions of the Offer". The Purchaser expressly reserves the right in its sole discretion to waive any one or more of the conditions to the Offer subject to the limitations imposed by applicable law as set forth in Section 1 "Terms of the Offer" and Section 14 "Certain Conditions of the Offer".

     THIS OFFER TO PURCHASE, THE PART A STATEMENT, THE ACCEPTANCE AND TRANSFER FORM AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                THE TENDER OFFER

     1.  TERMS OF THE OFFER

     1.1  Offer Period
          ------------

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Purchaser will purchase and pay for all Securities validly tendered prior to the Expiration Date (as defined herein) and not withdrawn in accordance with Section 4.

     The term "Expiration Date" means 1:00 a.m., New York City time, on ., November ., 1997, and 5:00 p.m., Sydney time, on ., November ., 1997 unless and until the Purchaser, in its sole discretion, shall have extended the period of time during which the Offer is open as described in Section 1.4 below, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

     1.2  Conditions; Waiver
          ------------------

     The Offer is conditioned upon satisfaction of the Minimum Condition and the other conditions set forth in Section 14. Subject to compliance with applicable law, the Purchaser reserves the right (but shall not be obligated) to waive the Minimum Condition or waive any or all other conditions. If the Offer becomes or is declared free of all conditions, the Purchaser will purchase all Securities validly tendered and not withdrawn. Furthermore, unless the Australian Securities Commission (the "ASC") consents, the Purchaser will not be permitted to purchase Securities if all conditions have not been satisfied or waived as described above.

     1.3  Variation of Offer; Termination
          -------------------------------

     Subject to the applicable regulations of the United States Securities and Exchange Commission (the "SEC"), the Purchaser expressly reserves the right, in its sole discretion at any time and from time to time, to:

     (i) amend or vary the Offer as permitted by Section 654 of the Corporations Law, (which, except in relation to increases in the offer consideration and certain extensions of the offer period, generally restricts the offeror from varying the Offer without the consent of the ASC); and

     (ii) if the requisite consent of the ASC is obtained, and subject to any conditions as may be specified in such consent, withdraw the Offer prior to the Expiration Date and not accept for payment any Securities if any of the conditions referred to in Section 14 have been breached (which breach has not been waived) or upon the occurrence of any of the events specified in Section 14 "Certain Conditions of the Offer", in each case by giving oral or written notice of such termination or amendment to the U.S. Depositary and by making a public announcement thereof, as described below, and in accordance with the procedures prescribed by Section 657 of the Corporations Law described in Section 1.5 below.

     The Purchaser acknowledges that it will promptly return the Securities tendered after the expiration or withdrawal of the Offer if at that time the Offer remains subject to a condition that has not been satisfied or fulfilled.

     1.4  Extension of Offer
          ------------------

     Except as specified below, the Purchaser expressly reserves the right, in its sole discretion, but subject to applicable law and compliance with the procedures specified in Section 1.5, at any time and from time to time prior to the Expiration Date, to extend for any reason the period of time during which the Offer is open, including as a result of the occurrence of any of the events specified in Section 14, by giving oral or written notice of such extension to the U.S. Depositary and by making a public announcement thereof, as described below, and by following the procedures prescribed by Section 657 of the Corporations Law, as described in Section 1.5 below. Subject to the rights of holders to withdraw tendered Securities prior to the Expiration Date, the Purchaser also reserves the right to retain until the Expiration Date Securities which have been tendered during the period or periods for which the Offer is extended. During any such extension, all Securities previously tendered and not withdrawn will remain subject to the terms and conditions of the Offer, subject to the rights of a tendering holder to withdraw any tendered Securities prior to the Expiration Date. See Section 4 "Withdrawal Rights".

     If the Purchaser varies the consideration for the Offer, declares the Offer to be free of all or any conditions or waives an event which would cause the breach or non-fulfillment of any condition, the Purchaser will notify holders of such variation, declaration or waiver in accordance with the procedures described below, will provide any additional information required by applicable law and will extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act.

     If prior to the Expiration Date the Purchaser should decide to increase the consideration being offered in the Offer, such increase in the consideration being offered will be applicable to all holders whose Securities are accepted for payment pursuant to the Offer, and if at the time notice of any such increase in the consideration being offered is first published, sent or given to holders of such Securities, the Offer is scheduled to expire at any time earlier than the period ending on the tenth U.S. business day from and including the date that such notice is first so published, sent or given, the Offer will be extended at least until the expiration of such ten U.S. business day period.
For purposes of the Offer, a "U.S. business day" means any day other than a Saturday, Sunday or federal holiday in the United States and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

     If the Purchaser declares the Offer free from all conditions and if at the time such declaration is made the Offer is scheduled to expire at any time earlier than the period ending on the fifth U.S. business day from and including the date that such declaration is so made, the Offer will be extended at least until the expiration of such five U.S. business day period.

     1.5  Notification of Waiver, Variation, Extension or Withdrawal
          ----------------------------------------------------------

     Any extension, withdrawal, waiver or variation of the Offer will be followed as promptly as practicable by public announcement thereof. In the case of an extension, such announcement will be made no later than 9:00 a.m., New York City time, on the next U.S. business day after the previously scheduled Expiration Date.

     Under the Corporations Law, a variation of the Offer shall be made by serving on the Company a notice signed by two directors of the Purchaser (or their agents) authorized so to sign by a resolution passed at a meeting of the directors, which notice has been registered by the ASC and which sets out, among other things, the terms of the proposed variation and particulars of any resulting modifications to the Part A Statement. A copy of that notice must also be sent to each person to whom an Offer is made. Pursuant to a modification granted by the ASC, a notice of variation of the Offer will also be released to ASX and published in a newspaper circulating nationally in Australia and will be released by a generally accepted media channel in the United States as soon as practicable after the variation of the Offer.

     1.6  General
          -------

     Under the Corporations Law, the Offer is made to each holder of Securities on October ., 1997. Pursuant to modifications of the Corporations Law granted by the ASC, the Offer is also made to all holders of Securities issued during the Offer period on the exercise of Options or otherwise. Accordingly, the Offer relates to and is made in respect of all Securities which are outstanding during the Offer period.

     Pursuant to Section 649 of the Corporations Law, if at the time the Offer is made to a holder of Securities, or at any time before the Expiration Date, another person is, or is entitled to be, registered as the holder of such first holder's Securities to which this Offer relates then (i) a corresponding Offer is deemed to have been made to that other person in respect of those Securities,
(ii) a corresponding Offer is deemed to have been made to the first holder in respect of any other Securities to which the Offer relates, and (iii) this Offer is deemed to have been withdrawn from such first holder immediately after that time.

     A demand has been made on the Company pursuant to Section 699 of the Corporations Law for information relating to holders of the Shares and a demand is being made to the Company pursuant to Rule 14d-5 under the Exchange Act for the use of the Company's shareholder list (including a list of holders of ADSs) and security position listings for the purpose of disseminating the Offer to holders of Securities. Upon compliance by the Company with such requests, this Offer to Purchase, the Part A Statement, the related Acceptance and Transfer Form and Letter of Transmittal and, if required, other relevant materials will be mailed to record holders of Securities or to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list of the Company or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Securities.

     2.  PROCEDURES FOR TENDERING SHARES AND ADSs.

     2.1  Valid Tender of Shares.
          ----------------------

     This section should be read together with the instructions on the Acceptance and Transfer Form. The provisions of this section shall be deemed to be incorporated in, and form a part of the relevant Acceptance and Transfer Form. The instructions printed on the relevant Acceptance and Transfer Form shall be deemed to form part of the terms of the Offer as it relates to Shares.

     UNLESS A HOLDER OF SHARES (INCLUDING A HOLDER OF UNCERTIFICATED SHARES HELD THROUGH CHESS) COMPLETES, SIGNS AND RETURNS A SUBSTITUTE FORM W-8 OR W-9 CONTAINED IN THE ACCEPTANCE AND TRANSFER FORM, THE PURCHASER WILL BACKUP WITHHOLD UNITED STATES FEDERAL INCOME TAX AT THE RATE OF 31% OF THE GROSS PROCEEDS PAYABLE TO SUCH HOLDER OR OTHER PAYEE PURSUANT TO THE OFFER. FAILURE TO COMPLETE THE SUBSTITUTE FORM W-8 OR W-9 IS NOT A CONDITION PRECEDENT TO A VALID ACCEPTANCE OF THE OFFER, BUT WILL GENERALLY RESULT IN THE IMPOSITION OF WITHHOLDING TAX. SEE SECTION 5 "CERTAIN TAX CONSEQUENCES -- CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES -- INFORMATION REPORTING AND BACKUP WITHHOLDING". ALL HOLDERS OF SHARES ARE THEREFORE URGED TO COMPLETE, SIGN AND RETURN THE ACCEPTANCE AND TRANSFER FORM.

     Uncertificated Shares - CHESS holdings. For holders of uncertificated Shares held through the Clearing House Electronic Subregister System ("CHESS"), acceptance of the Offer and tender of those Shares can only be made in accordance with the Securities Clearing House ("SCH") Business Rules. To tender Shares which are in a CHESS holding, a holder should:

     (i) instruct such holder's CHESS Controlling Participant to initiate acceptance of the Offer in accordance with Rule 16.3 of the SCH Business Rules before the Expiration Date; or

     (ii) if the holder is a Broker or a Non Broker Participant, initiate acceptance of the Offer in accordance with Rule 16.3 of the SCH Business Rules before the Expiration Date.

     A holder of uncertificated Shares held through CHESS is requested also to complete and sign the Acceptance and Transfer Form in respect of those Shares and return it in accordance with the instructions on the Acceptance and Transfer Form. If a holder of uncertificated Shares held through CHESS does not accept the Offer in accordance with Rule 16.3 of the SCH Business Rules as described above, but completes and returns the relevant Section of the Acceptance and Transfer Form, the Purchaser may treat that form as a valid acceptance of the Offer, conditional upon that holder's Controlling Participant subsequentialy initiating acceptance of the Offer in accordance with the authorization granted by the holder in the Acceptance and Transfer Form.

     Certificated Shares. For holders of Shares which are held in certificated form, acceptance of the Offer and tender of those Shares can only be made by completing and executing the Acceptance and Transfer Form in accordance with the instructions which appear on it and mailing or delivering it, together with any Share certificate(s) evidencing the Shares, to the Registry in Australia, or if such holder is located in the United States, to the U.S. Depositary, in each case at the address set forth on the back cover of this Offer to Purchase.

     Beneficial owners whose Shares are registered in the name of a broker, investment dealer, bank, trust company or other nominee should contact that nominee for assistance in accepting the Offer.

     Entitlement to Shares. A person who is entitled to be registered in respect of certificated Shares but who, at the time of acceptance of the Offer, is not registered as the holder of such Shares, must accept the Offer by completing and signing the Acceptance and Transfer Form in accordance with the instructions which appear on it and mailing or delivering it, together with evidence which establishes that person's entitlement to be registered in respect of those Shares, to the Registry in Australia or, if such person is located in the United States, to the U.S. Depositary, in each case at the address set forth on the back cover of this Offer to Purchase.

     The Acceptance and Transfer Form. The Acceptance and Transfer Form and the signing instructions set out in it form part of this Offer and their requirements must be observed in the acceptance of this Offer by holders of certificated Shares and Shares held through CHESS and by persons entitled to become registered as a holder of certificated Shares. By signing and returning the Acceptance and Transfer Form, a holder will:

     (i) in the case of Shares held through CHESS, authorize the Purchaser to instruct the holder's Controlling Participant to initiate the acceptance of this Offer on the holder's behalf in circumstances where the holder has not previously initiated such acceptance as described above;

     (ii) elect whether the holder wishes to receive A$ or US$ in respect of the Shares (see Section 3 "Acceptance for Payment and Payment for Shares and ADSs - Currency Election); and

    (iii) provide certain information required in order to avoid the imposition of United States federal backup withholding tax (see
          Section 5 "Certain Tax Consequences - Certain United States Federal Income Tax Consequences - Information Reporting and Backup Withholding").

     Acceptance of the Offer by holders of certificated Shares or by persons entitled to certificated Shares will be deemed effective only when the duly completed Acceptance and Transfer Form and any relevant Share certificate(s) or other documents have been received by the Registry or the U.S. Depositary, as applicable, at the address as set forth on the back cover of this Offer to Purchase.

     HOLDERS OF SHARES ARE ADVISED THAT THE METHOD CHOSEN TO SEND SHARE CERTIFICATES, IF ANY, AND THE PROPER COMPLETION OF AND DELIVERY OF THE ACCEPTANCE AND TRANSFER FORM AND OTHER DOCUMENTS IS AT THE OPTION AND RISK OF EACH TENDERING HOLDER AND THE DELIVERY THEREBY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE REGISTRY OR THE U.S. DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE DELIVERY PRIOR TO THE EXPIRATION DATE.

     Notwithstanding the foregoing, the Purchaser may in its discretion treat any Acceptance and Transfer Form received by the Registry or the U.S. Depositary as valid or waive any requirement of this section in any case, but the payment of the consideration in accordance with this Offer will not be made until any irregularity has been resolved or waived and any Share certificate(s) or other documents have been received or an acceptable indemnity in lieu of receipt of the Share certificate(s), together with any other documents required to procure registration, have been received by the Registry or the U.S. Depositary.

     2.2  Valid Tender of ADSs.
          --------------------

     This section should be read together with the instructions on the Letter of Transmittal. The provisions of this section shall be deemed to be incorporated in, and form a part of, the relevant Letter of Transmittal. The instructions printed on the relevant Letter of Transmittal shall be deemed to form part of the terms of the Offer as it relates to ADSs. Except as set forth below, in order for ADSs to be validly tendered pursuant to the Offer, the Letter of Transmittal or a facsimile thereof, properly completed and duly executed, with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of ADSs and any other required documents must be received by the U.S. Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and (i) the ADRs evidencing tendered ADSs must be received by the U.S. Depositary along with the Letter of Transmittal, (ii) ADSs must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation (as defined below) must be received by the U.S. Depositary, in each case prior to the Expiration Date, or (iii) the tendering holder must comply with the guaranteed delivery procedures described below.

     The Offer in respect of ADSs shall be validly accepted by delivery of a Letter of Transmittal, the relevant ADRs evidencing ADSs and other required documents to the U.S. Depositary by holders of ADSs (without any further action by the U.S. Depositary), subject to the terms and conditions set out in the Letter of Transmittal. The acceptance of the Offer by a tendering holder of ADSs evidenced by ADRs pursuant to the procedures described above, subject to the withdrawal rights described below will be deemed to constitute a binding agreement between such tendering holder of ADSs and the Purchaser upon the terms and subject to the conditions of the Offer. IF AN ADR EVIDENCING AN ADS HAS BEEN TENDERED BY A

HOLDER OF ADSs, THEN THE SHARES REPRESENTED BY SUCH ADSs MAY NOT BE TENDERED INDEPENDENTLY OR IF SHARES HAVE BEEN TENDERED THEN NO ADSs REPRESENTING SUCH SHARES MAY BE TENDERED INDEPENDENTLY.

     THE METHOD OF DELIVERY OF ADRs, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING HOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE U.S. DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE DELIVERY WITHIN THE PERMITTED PERIOD OF TIME.

     Book-Entry Transfer. The U.S. Depositary will establish an account with respect to interests in ADSs held in book-entry form at The Depository Trust Company, Midwest Securities Trust Company and Philadelphia Trust Company (each a "Book-Entry Transfer Facility" and collectively the "Book-Entry Transfer Facilities") for purposes of the Offer within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in any of the Book-Entry Transfer Facilities' systems may make book-entry delivery of interests in ADSs by causing a Book-Entry Transfer Facility to transfer such interests in ADSs into the U.S. Depositary's account at a Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. Although delivery of interests in ADSs evidenced by ADRs may be effected through book-entry transfer at a Book-Entry Transfer Facility, the Letter of Transmittal or a facsimile thereof, properly completed and duly executed with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of interests in ADSs, and any other required documents, must, in any case, be transmitted to and received by the U.S. Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date for ADSs evidenced by ADRs to be validly tendered or the guaranteed delivery procedures described below must be complied with.

     The term "Agent's Message" means a message, transmitted by a Book-Entry Transfer Facility (as defined below) to, and received by, the U.S. Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering an interest in the ADSs, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against the participant.

     REQUIRED DOCUMENTS MUST BE TRANSMITTED TO AND RECEIVED BY THE U.S. DEPOSITARY AT ONE OF ITS ADDRESSES SET FORTH ON THE BACK COVER PAGE OF THIS OFFER TO PURCHASE. DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE U.S. DEPOSITARY.

     Signature Guarantees. Signatures on all Letters of Transmittal must be guaranteed by a member firm of a registered national securities exchange, a member of the NASD or a commercial bank or trust company having an office or correspondent in the United States (each of the foregoing being referred to as an "Eligible Institution"), unless the ADSs tendered thereby are tendered (i) by a registered holder of ADSs who has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

     If an ADR is registered in the name of a person other than the signer of the Letter of Transmittal or if payment is to be made, or an ADR not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the ADR must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the ADR, with the signature(s) on such ADR or stock powers guaranteed as described above. Evidence of the payment of any applicable stock transfer tax must also be presented. See Instructions 1 and 5 of the Letter of Transmittal.

     If the ADRs are forwarded separately to the U.S. Depositary, a properly completed and duly executed Letter of Transmittal (or facsimile thereof) must accompany each such delivery.

     Guaranteed Delivery. If a holder of ADSs evidenced by ADRs desires to tender ADSs pursuant to the Offer and such holder's ADRs evidencing such ADSs are not immediately available or time will not permit all required documents to reach the U.S. Depositary prior to the Expiration Date or the procedure for book-entry transfer cannot be completed prior to the Expiration Date, such ADSs may nevertheless be tendered if all the following conditions are satisfied:

     (i)  the tender is made by or through an Eligible Institution;

     (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser herewith, is received by the U.S. Depositary as provided below prior to the Expiration Date; and

    (iii) the ADRs (or a Book-Entry Confirmation) representing all tendered ADSs, in proper form for transfer together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal are received by the U.S. Depositary within three New York Stock Exchange trading days after the date of execution of such Notice of Guaranteed Delivery.

     Any Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mail to the U.S. Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery and a representation that the holder on whose behalf the tender is being made is deemed to own the ADSs within the meaning of Rule 14e-4 under the Exchange Act.

     Notwithstanding any other provisions hereof, payment for ADSs accepted for payment pursuant to the Offer will in all cases be made only after receipt by the U.S. Depositary within the permitted period of time of ADRs evidencing such ADSs, or of Book-Entry confirmation with respect to, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal. Accordingly, payment might not be made to all tendering holders at the same time and will depend upon when ADRs evidencing such ADSs are received by the U.S. Depositary or Book-Entry Confirmations with respect to such ADSs are received into the U.S. Depositary's account at a Book-Entry Transfer Facility.

     2.3  Securities Issued on Exercise of Options
          ----------------------------------------

     Pursuant to modifications of the Corporations Law granted by the ASC, the Offer is also made to all holders of Securities issued during the Offer period pursuant to the exercise of Options or otherwise. The Purchaser is not offering to purchase (nor will tenders be accepted of) Options pursuant to the Offer. Accordingly, holders of Options who desire to tender Securities issuable upon exercise of such Options must first exercise those Options and then tender the resulting Securities in accordance with the procedures set forth in this Section 2 for the tender of Shares or ADSs as applicable.

     In addition, the Purchaser will, after the Expiration Date and if sufficient Securities are acquired under the Offer, be seeking a modification of the Corporations Law to permit it to compulsorily acquire all Shares which are issued pursuant to the exercise of Options which remain outstanding after the Expiration Date, as and when such Securities are issued pursuant to the exercise of those Options. See Section 11 -"Purpose of the Offer; Plans for the Company -- Intention to Compulsorily Acquire".

     2.4  Appointment as Proxy and Attorney .
          ---------------------------------

     By tendering Shares or ADSs, a holder irrevocably appoints the Purchaser and each of its directors, secretaries and officers from time to time jointly and each of them severally as such holder's true and lawful attorney-in-fact and proxy with effect from the date that this Offer or any contract resulting from acceptance of this Offer becomes free from its conditions or such conditions are satisfied or waived or, in the case of ADSs, the date from which such ADSs are accepted for payment, with power to do all things which such holder could lawfully do in relation to its Shares (or Shares represented by ADSs) or in exercise of any right derived from the holding of its Shares (or Shares represented by ADSs), including (without limiting the generality of the foregoing):

     (i)   attending and voting at any meeting of the Company;

     (ii) demanding a poll for any vote to be taken at any meeting of the Company;

     (iii) proposing or seconding any resolution to be considered at any meeting of the Company;

     (iv) requisitioning the convening of any meeting of the Company and convening a meeting pursuant to any such requisition;

     (v) notifying the Company that such holder's address in the records of the Company for all purposes including the despatch of notices of meeting, annual reports and dividends, should be altered to an address nominated by the Purchaser;

     (vi) receiving from the Company, or any other party, and retaining any Share certificates which were held by the Company, or any other party;

     (vii) executing all forms, notices, instruments (including an instrument appointing a director of the Purchaser as a proxy) in respect of any or all of the Shares (or Shares represented by such holder's ADSs) and resolutions relating to the Shares (or Shares represented by such holder's ADSs) and generally to exercise all powers and rights which a person may have as a shareholder and performing such action as may be appropriate in order to vest good title in the Shares (or the Shares represented by such holder's ADSs) in the Purchaser; and

    (viii) doing all things incidental and ancillary to any of the foregoing,

and to have agreed that in exercising the powers conferred by that power of attorney, the attorney may act in the interest of the Purchaser as the intended registered holder and beneficial holder of such holder's Shares (or the Shares represented by such holder's ADSs). Such appointment, being given for valuable consideration to secure the interest acquired in such holder's Shares (or the Shares represented by such holder's ADSs), when effective, will revoke all prior proxies given by such holder with respect to the Shares or ADSs without further action and no subsequent proxies will be given by such holder with respect to such Shares (or the Shares represented by such holder's ADSs). Such appointment is irrevocable, and terminates upon registration of a transfer to the Purchaser of such holder's Shares (or the Shares represented by such holder's ADSs). The Purchaser reserves the right to require that, in order for Shares or ADSs to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment for such Shares or ADSs, the Purchaser must be able to exercise full voting rights with respect to such Shares or ADSs.

     2.5  Determination of Validity.
          -------------------------

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tendered Securities pursuant to any of the procedures described above will be determined by the Purchaser in the reasonable exercise of its discretion, whose determination will be final and binding on all parties. The Purchaser reserves the absolute right to reject any or all tenders determined by it not to be in proper form or if the acceptance for payment of, or payment for, the Securities, may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right, in its discretion, to waive any defect or irregularity in any tender with respect to Securities of any particular holder, whether or not similar defects or irregularities are waived in the case of other holders. No tender of Securities will be deemed to have been validly made until all defects and irregularities have been cured or waived.

     The Purchaser's reasonable interpretation of the terms and conditions of the Offer (including the Acceptance and Transfer Form, Letter of Transmittal and the instructions thereto) will be final and binding. None of Parent, the Purchaser, the Dealer Managers, the Financial Advisors, the U.S. Depositary, the

Information Agent, the Registry, the Controlling Participant or any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification.

     3.  ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES AND ADSS.

     3.1  Payment
          -------

     Upon the terms of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), if the conditions of the Offer are satisfied or are waived, then subject to the Purchaser's right to withdraw the Offer with the consent of the ASC, the Purchaser will pay for all Securities validly tendered prior to the Expiration Date (and not properly withdrawn in accordance with Section 4) promptly, but in any event not later than the earlier of:

     (i)  the third U.S. business day after the Expiration Date; and

     (ii) thirty days after the later of:

          (a) the date the Offer is accepted by tendering holders of Securities; and

          (b)  the Condition Waiver Date.

     Payment for Shares and ADSs accepted pursuant to the Offer will be made by check (which, in relation to payments for certificated Shares tendered by holders with a registered address in Australia or Shares held through CHESS will be drawn on the Australian branch of an Australian bank) and be sent by pre-paid ordinary mail or, in the case of holders with addresses outside of Australia or the United States, by pre-paid airmail, to the address of the tendering holder as shown in the relevant Acceptance and Transfer Form or maintained under the SCH Business Rules, in the case of Shares, or the Letter of Transmittal, in the case of ADSs (subject to any Special Payment Instructions or Special Delivery Instructions included therein). UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SECURITIES BE PAYABLE.

     3.2  Currency Election
          -----------------

     The consideration payable under the Offer is U.S. dollars. However, all tendering holders will have the right to elect to receive payment in Australian dollars. Provision for and instructions in respect of such election are contained in the Letter of Transmittal, in the case of a holder tendering ADSs, and in the Acceptance and Transfer Form in the case of a holder tendering Shares. In addition, holders of Shares through CHESS can also elect to receive payment in Australian dollars by instructing their Controlling Participant to make such an election. In the event a holder does not make such an election, a holder tendering ADSs will receive United States dollars and a holder tendering Shares will be deemed to have elected to receive Australian dollars. Conversion of U.S. dollars into Australian dollars will be made on the following basis: the cash amount payable in U.S. dollars to which such holder would otherwise be entitled pursuant to the terms of the Offer will be converted, without charge, from U.S. dollars to Australian dollars at the exchange rate obtainable by the Registry, in the case of certificated Shares tendered by holders located outside the United States or Shares held through CHESS, or the U.S. Depositary, in the case of ADSs or certificated Shares tendered by holders located in the United States, on the spot market in Sydney, in the case of the Registry, and in New York, in the case of the U.S. Depositary, at approximately noon (Sydney or New York time, as applicable) on the date cash consideration is made available by the Purchaser to the Registry or the U.S. Depositary, as applicable, for delivery in respect of the relevant Securities. A holder of Securities will receive such amount on the basis set out above in respect of the whole of such holder's holding of Shares or ADSs in respect of which such holder accepts the Offer.

     THE ACTUAL AMOUNT OF AUSTRALIAN DOLLARS RECEIVED WILL DEPEND UPON THE EXCHANGE RATE PREVAILING ON THE BUSINESS DAY ON WHICH FUNDS ARE MADE

AVAILABLE TO THE RELEVANT PAYMENT AGENT BY THE PURCHASER. HOLDERS OF SECURITIES SHOULD BE AWARE THAT THE US DOLLAR/AUSTRALIAN DOLLAR EXCHANGE RATE WHICH IS PREVAILING AT THE DATE ON WHICH AN ELECTION IS MADE TO RECEIVE AUSTRALIAN DOLLARS AND ON THE DATE OF PAYMENT MAY BE DIFFERENT FROM THAT PREVAILING ON THE BUSINESS DAY ON WHICH FUNDS ARE MADE AVAILABLE TO THE REGISTRY OR THE U.S. DEPOSITARY, AS THE CASE MAY BE, BY THE PURCHASER. IN ALL CASES, FLUCTUATIONS IN THE US DOLLAR/AUSTRALIAN DOLLAR EXCHANGE RATE ARE AT THE RISK OF TENDERING HOLDERS OF SECURITIES WHO ELECT, OR WHO IN DEFAULT OF SUCH ELECTION ARE DEEMED TO HAVE ELECTED, TO RECEIVE THEIR CONSIDERATION IN AUSTRALIAN DOLLARS. THE PURCHASER SHALL HAVE NO RESPONSIBILITY WITH RESPECT TO THE CASH CONSIDERATION PAYABLE OTHER THAN TO MAKE PAYMENT IN ACCORDANCE WITH THE FOREGOING.

     3.3  Acceptance for Payment of Shares
          --------------------------------

     The Purchaser shall be taken to have accepted Shares for payment when this Offer has been validly accepted in accordance with its terms or any defects in the acceptance have been waived or cured and the Offer is or has become unconditional in all respects.

     3.4  Acceptance for Payment of ADSs
          ------------------------------

     In all cases, payment for ADSs tendered and accepted for payment pursuant to the Offer will be made only after receipt within the permitted time period by the U.S. Depositary of (i) (A) the ADRs evidencing such ADSs or (B) confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such ADRs into a Book-Entry Transfer Facility pursuant to the procedure set forth in Section 2, (ii)
(A) the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, or (B) an Agent's Message in connection with a book-entry transfer and (iii) any other documents required by the Letter of Transmittal.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, tendered ADSs if and when the Purchaser gives oral or written notice to the U.S. Depositary of the Purchaser's acceptance of such ADSs for payment. Payment for ADSs accepted pursuant to the Offer will be made by deposit of the aggregate purchase price therefor with the U.S. Depositary, which pursuant to the Letter of Transmittal will be appointed and act as agent for tendering holders for the purpose of receiving payment from the Purchaser and transmitting payment to such tendering holders. The Purchaser's acceptance for payment of ADSs tendered pursuant to the Offer will constitute a binding agreement between the tendering holder and the Purchaser upon the terms and subject to the conditions of the Offer.

     Upon the deposit of funds with the U.S. Depositary for the purpose of making payments to tendering holders of ADSs, the Purchaser's obligation to make such payment shall be satisfied and tendering holders must thereafter look solely to the U.S. Depositary for payment of amounts owed to them by reason of the acceptance for payment of ADSs pursuant to the Offer.

     3.5  General
          -------

     The Purchaser will pay any stock transfer taxes (including stamp duty) incident to the transfer to it of validly tendered Securities, except as otherwise provided in Instruction 6 of the Letter of Transmittal, as well as any charges and expenses of the Dealer Managers, the Financial Advisors, the U.S. Depositary, the Registry and the Information Agent.

     If any tendered Securities are not accepted for payment for any reason pursuant to the terms and conditions of the Offer or if Share certificates and ADRs are submitted evidencing more Shares than are tendered, then, in the case of certificated Shares and ADSs, Share certificates and ADRs evidencing unpurchased or untendered Shares and ADSs will be returned, without expense to the tendering holder (or, in the case of ADSs tendered by book-entry transfer into the U.S. Depositary's account at a Book-Entry Transfer Facility pursuant to the procedure set forth in Section 2, such ADSs will be credited to an account maintained at such Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer and, in the case of uncertificated Shares, in accordance with the SCH Business Rules.

     IF, PRIOR TO THE EXPIRATION DATE, THE PURCHASER SHALL INCREASE THE CONSIDERATION OFFERED TO HOLDERS OF SECURITIES PURSUANT TO THE OFFER, SUCH CONSIDERATION WILL BE PAID TO ALL HOLDERS WHOSE SECURITIES ARE PURCHASED IN THE OFFER (INCLUDING ANY SECURITIES WHICH HAVE BEEN TENDERED PREVIOUSLY AND PAID
FOR).

     4. WITHDRAWAL RIGHTS. Except as otherwise provided in this Section 4, tenders of Securities made pursuant to the Offer are irrevocable. Holders of Securities will be able to withdraw their acceptances at any time prior to the Expiration Date. The Offer will not be deemed to have been validly accepted in respect of any Securities which have been withdrawn. However, the Offer may be accepted again in respect of the withdrawn Securities by the holder re-tendering those Securities by following one of the procedures described in Section 2 at any time prior to the Expiration Date.

     Holders who have validly tendered Shares or ADSs and been paid for those Securities in accordance with Section 3, may withdraw those Securities by providing to the Registry (in the case of a holder of certificated Shares located outside the United States or holder of Shares through CHESS) or the U.S. Depositary (in the case of holders of certificated Shares located in the United States or ADSs), prior to the Expiration Date:

     (i)  a notice of withdrawal in respect of those Securities; and

     (ii) cleared funds in an identical amount and in the same currency as the funds that were paid to such holder by the Purchaser for the tendered Securities to be withdrawn,

in which case the Purchaser will arrange for Shares or ADSs (as originally tendered by the holder) to be returned to the holder.

     All questions as to the form and validity (including, without limitation, time of receipt) of notices of withdrawal will be determined by the Purchaser, in the reasonable exercise of its discretion, the determination of which will be final and binding. None of Parent, the Purchaser, the Dealer Managers, the Financial Advisors, the U.S. Depositary, the Information Agent, the Registry, the Controlling Participant or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     Withdrawal of Uncertificated Shares. Any withdrawal of Shares held through a CHESS Holding must be made in accordance with Rule 16.5 of the SCH Business Rules. Any holder of Shares held in CHESS who wishes to withdraw those shares from the Offer in accordance with the foregoing must instruct their Controlling Participant to initiate that withdrawal prior to the Expiration Date.

     Withdrawal of Certificated Shares. For a withdrawal of certificated Shares to be effective, a written or facsimile transmission notice of withdrawal must be received by the Registry, in the case of holders located outside the United States, or the U.S. Depositary, in the case of holders located in the United States, prior to the Expiration Date at their respective addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the certificated Shares to be withdrawn, the number of certificated Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered the Shares evidenced by such Share certificates. Withdrawals of certificated Shares may not be rescinded.

     Withdrawal of ADSs. For a withdrawal of ADSs to be effective, a written or facsimile transmission notice of withdrawal must be received by the U.S. Depositary prior to the Expiration Date at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the ADSs to be withdrawn, the number of ADSs to be withdrawn and (if ADRs have been tendered) the name of the registered holder, if different from that of the person who tendered the ADSs evidenced by such ADRs. If ADRs evidencing ADSs to be withdrawn have been delivered or otherwise identified to the U.S. Depositary, then prior to the physical release of such ADRs, the serial numbers shown on the particular ADRs evidencing the ADSs to be withdrawn must be submitted to the U.S. Depositary, and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless interests in ADSs evidenced by ADRs have been tendered for the account of an Eligible Institution. If interests in ADSs evidenced by ADRs to be withdrawn have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 2, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn ADSs, in which case a notice of withdrawal will be effective if delivered to the U.S. Depositary by any method of delivery described in the first sentence of this paragraph. Withdrawals of ADSs may not be rescinded.

     5.  CERTAIN TAX CONSEQUENCES.

     5.1  Certain United States Federal Income Tax Consequences.
          -----------------------------------------------------

     The following is a summary of certain United States federal income tax consequences of the Offer to holders of the Securities and is for general information purposes only. This summary is based on the United States federal income tax law now in effect, which is subject to change, possibly retroactively. This summary does not discuss all aspects of United States federal income taxation which may be important to particular holders in light of their individual investment circumstances, such as holders who acquired their Securities through the exercise of Options or otherwise as compensation, or to holders subject to special tax rules (e.g. financial institutions, broker-
                                      ----
dealers, insurance companies, and tax-exempt organizations). In addition, this summary does not address state, local or foreign tax consequences. This summary assumes that holders hold their Securities as "capital assets" (generally, property held for investment) under the Internal Revenue Code of 1986, as amended (the "Code"). Holders of the Securities are urged to consult their tax advisors regarding the specific United States federal, state, local, and foreign income and other tax consequences of the Offer.

     For purposes of this summary, a "U.S. holder" means a beneficial holder of the Securities who, for United States federal income tax purposes, is (i) a citizen or resident of the United States, (ii) a corporation, partnership, or other entity created or organized in the United States or under the laws of the United States or of any political subdivision thereof, (iii) an estate whose income is includible in gross income for United States federal income tax purposes regardless of its source, or (iv) a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States fiduciaries who have the authority to control all substantial decisions of the trust.

     U.S. Holders

     In general, a U.S. holder will recognize a capital gain or loss, upon the receipt of payment in exchange for the Securities pursuant to the Offer, in an amount equal to the difference between the amount realized and the holder's adjusted tax basis in the Securities tendered. Any such gain will be treated as income sourced in the United States and, although the matter is subject to uncertainty, any such loss may be treated as foreign source loss for Federal income tax purposes.

     Under the recently enacted U.S. Taxpayer Relief Act of 1997, net capital gain (i.e., generally, capital gain in excess of capital loss) recognized by an
      ----
individual holder from the disposition of Securities that have been held for more than 18 months will generally be subject to tax at a rate not to exceed 20%. Net capital gain recognized by an individual holder from the disposition of Securities that have been held for more than 12 months but for not more than 18 months will continue to be subject to tax at a rate not to exceed 28%, and capital gain recognized from the disposition of Securities that have been held for 12 months or less will continue to be subject to tax at ordinary income tax rates. In addition, capital gain recognized by a corporate taxpayer will continue to be subject to tax at the ordinary income tax rates applicable to corporations.

     U.S. holders who receive payments in Australian dollars for their Shares pursuant to the Offer should consult their tax advisors regarding whether the receipt of such payments would result in foreign exchange gain or loss for United States federal income tax purposes.

     Non-U.S. Holders

     A non-U.S. holder will generally not be subject to United States federal income tax on gain recognized upon the exchange of the Securities for cash pursuant to the Offer unless (i) the gain is effectively connected with the conduct of a trade or business within the United States by the non-U.S. holder or (ii) in the case of a non-U.S. holder who is a non-resident alien individual, such holder is present in the United States for 183 days or more and has a "tax home" (as defined in the Code) in the United States during the taxable year.

     Information Reporting and Backup Withholding

     Payments made to holders of the Securities pursuant to the Offer may be subject to information reporting to the U.S. Internal Revenue Service and to United States federal backup withholding tax at the rate of 31% on the gross amount of such payments. Backup withholding will not apply to a holder who furnishes a correct taxpayer identification number or a certificate of foreign status and makes certain other required certification, or who is otherwise exempt from backup withholding (e.g., a U.S. corporation). To avoid information
                                ----
reporting and backup withholding, holders of the Securities may provide the U.S. Depositary or the Registry, as the case may be, with a properly executed Substitute Form W-9 ("Request for Taxpayer Identification Number and Certification"), in the case of a U.S. holder, or a properly executed Substitute Form W-8 ("Certificate of Foreign Status"), in the case of a non-U.S. holder. These forms are included in the Letter of Transmittal and the Acceptance and Transfer Form for your convenience. If a tendering holder fails to provide a properly completed Substitute Form W-8 or W-9 the Purchaser will withhold tax from payments made to such holder unless it is otherwise satisfied that such holder is an exempt foreign person. See Instruction 11 of the Letter of Transmittal or Instruction Part III of the Acceptance and Transfer Form.

     5.2  Certain Australian Tax Consequences.
          -----------------------------------

     Shares Exchanged by Australian Residents

     In general, an Australian resident holder of Shares who, pursuant to the Offer, exchanges those Shares for cash will be taxed in Australia on any profit arising from that exchange where the Shares were originally purchased in the course of carrying on a business and with the intent of profit-making by sale.

     Alternatively, where the Australian resident holder of Shares did not acquire them in those circumstances (e.g., they were purchased as part of a long term investment in order to derive future dividend income), any gain on disposal of those Shares will be taxed under Australia's capital gains tax rules (unless the Shares were acquired prior to 20 September 1985, in which case the gain may be tax free).

     Broadly, if the capital gains tax rules apply, the exchange will result in a taxable capital gain to the holder if the cash consideration received for the Shares exceeds the Shares' cost base (i.e., broadly, the Shares' acquisition cost, in addition to incidental costs associated with acquisition or disposal), indexed for inflation where the Shares have been held for greater than 12 months. In calculating the taxable capital gain, if any, all amounts (eg consideration and cost base) are to be expressed in Australian dollars.

     Options Exercised by Australian Residents

     In general, an Australian resident holder of Options who, pursuant to the Offer and, in particular, via the mechanism contained in Section 2, exercises those Options and exchanges newly acquired Shares for cash, will be taxed in Australia on any profit arising from this transaction where the Options were originally acquired in the course of carrying on a business and with the intent of profit-making by sale of the shares.

     Alternatively, where the Australian resident holder of Options did not acquire them in those circumstances (e.g., they were acquired as an investment), any gain arising from this transaction will be taxed under Australia's capital gains tax rules (unless the Options were acquired prior to 20 September 1985, in which case the gain may be tax free).

     Broadly, the transaction will result in a taxable capital gain to the holder if the consideration receivable in respect of the Shares exceeds the sum of the Option's exercise price, any cost of acquiring the Option and incidental costs associated with acquisition or exercise and disposal), indexed for inflation where the Options had been held for greater than 12 months. Special rules may, however, be applicable to Options issued by the Company to its employees.

     In calculating the taxable capital gain, if any, all amounts (e.g. consideration and cost base) are to be expressed in Australian dollars.

     Foreign Exchange Gains

     In general, foreign exchange gains or losses derived or incurred by Australian resident holders as a result of foreign exchange movements arising in the interim period between the later of:

     (i)  the time the holder elects to accept the Offer; and

     (ii) the time at which the condition set forth in Section 14(c) is satisfied,

and the time funds are made available to the holder, will be either capital gains or losses or assessable income or allowable deductions, depending upon whether the exchange of Shares was a capital investment transaction or took place in the course of carrying on a business.

     Australian Tax Consequences for Non-resident Holders

     Non-resident holders of Shares will generally be subject to tax in Australia on gains resulting from the disposal of Shares pursuant to acceptance of the Offer only if:

     (i) the gain is derived in the course of carrying on a business and results from activities by or on behalf of the holder in Australia, (unless the holder is entitled to the benefit of a double tax treaty and meets the requirements of that treaty for exemption from Australian tax); or

     (ii) the holder, either alone or in combination with its associates, has at any time within the five years preceding the disposal, held a beneficial interest in 10% or more of the issued share capital of the Company.

THE ABOVE DISCUSSION IS A GENERAL SUMMARY ONLY OF CERTAIN AUSTRALIAN TAX CONSEQUENCES OF ACCEPTANCE OF THE OFFER AND MAY NOT APPLY TO CERTAIN CLASSES OF SECURITY HOLDERS SUBJECT TO SPECIAL TAX RULES, INCLUDING BUT NOT LIMITED TO EMPLOYEES OF THE COMPANY, BANKS, INSURANCE COMPANIES OR DEALERS OR TRADERS IN SHARES, SECURITIES OR FINANCIAL INSTRUMENTS. SUCH HOLDERS OF SECURITIES ARE URGED TO CONSULT THEIR TAX ADVISORS TO DETERMINE THE SPECIFIC TAX CONSEQUENCES OF THE OFFER.

     6. PRICE RANGE OF SHARES; DIVIDENDS; EXCHANGE RATE. The ADSs trade on the New York Stock Exchange ("NYSE") and the Shares trade on the Australian Stock Exchange Limited ("ASX") under the symbol MET. The Shares began trading on March 30, 1984 on the ASX and the ADSs began trading on the NYSE on September 23, 1997. Prior to September 23, 1997, the ADS's traded on the Nasdaq National Market ("NNM"), where they commenced trading under the symbol MMTCY on December 3, 1992. The following table sets forth, for the quarters indicated, the high and low closing sales prices per ADS on the NNM and the NYSE each as reported by Bloomberg Financial Markets and per Share on the ASX as reported by Bloomberg Financial Markets.

                                                             U.S.
                                                            MARKET              ASX MARKET
                                                          PRICE/(1)/            PRICE/(2)/
                                                          ----------            -----------         CASH
                                                     -----------   -----   -----------   -----    DIVIDEND
                                                        HIGH        LOW       HIGH        LOW    PAID /(3)/
                                                     -----------   -----   -----------   -----   -----------
                                                         US$        US$        A$         A$         A$
FISCAL YEAR ENDED JUNE 30, 1996
 First Quarter....................................      19.25      15.50      25.82      21.05           -
 Second Quarter...................................      18.00      15.88      24.50      21.00        0.10
 Third Quarter....................................      26.88      17.00      34.00      22.10           -
 Fourth Quarter...................................      40.88      26.88      51.50      33.20           -
FISCAL YEAR ENDED JUNE 30, 1997
 First Quarter....................................      35.38      27.25      44.75      34.00           -
 Second Quarter...................................      34.75      26.75      43.00      33.00        0.10
 Third Quarter....................................      31.25      19.25      40.50      24.44           -
 Fourth Quarter...................................      27.00      20.88      35.75      27.50           -
FISCAL YEAR ENDED JUNE 30, 1998                         30.75      19.56      42.00      26.50           -
     First Quarter (through September 16, 1997)...

(1) U.S. Market Price is price per ADS on the NNM through September 22, 1997 and the price per ADS on the NYSE from September 23, 1997.

(2) A one-for-ten reverse split of ordinary shares became effective on March 29, 1996. These prices have been adjusted for the reverse split.

(3) The Company has announced that it has declared a dividend of A$0.10 per Share payable on November 21, 1997 to holders of record on November 7, 1997.

     On September 17, 1997, the last full trading day prior to the date of public announcement by Parent that it would make the Offer, the last reported sales price of the ADSs on the NNM was US$24.625 per ADS and the last reported sales price of Shares on the ASX was A$32.90 per Share. On October ., 1997, the last full trading day prior to the date of this Offer to Purchase, the last reported sales price of the ADSs on the NYSE was US$. per ADS and the last reported sales price of the Shares on the ASX was A$. per Share. HOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES AND ADSs.

     On September 17, 1997 the noon buying rate in New York City for cable transfers in Australian dollars as certified by the U.S. Federal Reserve Bank of New York was US$0.7163 = A$1.00. Holders are urged to obtain a current market quotation for the US dollar Australia dollar exchange rate.

     7. CERTAIN INFORMATION CONCERNING THE COMPANY. The information concerning the Company contained in this Offer to Purchase, including financial information, has been taken from or is based upon publicly available documents and records on file with the SEC, the ASC and the ASX and other public sources. Neither Parent, the Purchaser, the Dealer Managers, the Financial Advisors or any other person connected with this Offer assumes any responsibility for the accuracy or completeness of the information concerning the Company contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent, the Purchaser, the Dealer Managers, the Financial Advisors or any other such person.

     The Company is a corporation incorporated under the laws of the State of New South Wales, Australia and its principal executive offices are located at Level 7, 5 Elizabeth Street, Sydney, New South Wales, 2000, Australia. According to the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1996, filed with the SEC the Company designs, engineers, manufactures and markets an extensive range of filtration products and systems worldwide, focusing on two principal areas of the filtration market, industrial filtration and water filtration.

     Set forth below is a summary of certain consolidated financial information with respect to the Company, excerpted or derived from the audited financial information of the Company contained in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1996 and unaudited financial information contained in the Company's Report to Shareholders for Quarter 4, 1997 (i.e., the quarter ending on June 30, 1997). According to those reports, such financial information has been prepared in accordance with U.S. Generally Accepted Accounting Principles. Certain information relating to the Company since June 30, 1996 is summarized in the Part A Statement and annexed thereto. More comprehensive financial information is included in reports and other documents filed with the SEC, the ASC and the ASX. The following summary is not complete and reference is made to such reports and other documents, including the financial information and related notes contained therein. Such reports and other documents may be inspected and copies may be obtained from the offices of the SEC, the ASC, the ASX or the NYSE in the manner set forth below.

                                MEMTEC LIMITED
                     SELECTED CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                   YEAR ENDED JUNE 30,
                                                       ------------------------------------------
                                                       1994         1995        1996         1997
                                                       ----         ----        ----         ----
                                                                                          (UNAUDITED)
                                                                                           ---------
OPERATING INFORMATION:
  Net Revenues.................................   US$115,085   US$145,029   US$174,506   US$243,616
  Operating Profit.............................        3,738        6,858       10,592       13,599
  Net Income...................................        1,405        3,035       11,071        7,496
  Earnings per ordinary share /(1)/............      US$0.19      US$0.39      US$1.18      US$0.73
  Weighted average shares outstanding /(1)/....        7,349        7,789        9,384          N/A


                                                                      YEAR ENDED JUNE 30,
                                                                 ----------------------------
                                                                 1995       1996         1997
                                                                 ----       ---          ----
                                                                                      (UNAUDITED)
                                                                                      -----------
BALANCE SHEET INFORMATION:
Cash, cash equivalents and short-term
 investments..........................                         US$4,320   US$28,067           N/A
Working capital.......................                           33,425      79,432        70,794
Total assets..........................                          182,239     299,792       310,617
Stockholders' equity..................                          126,288     171,536       169,274

_____________

(1) Per share and share data adjusted to give retroactive effect to one-for-ten reverse share split effective March 29, 1996.
N/A = Not available

     The Company is subject to the information and reporting requirements of the Exchange Act and is required to file reports and other information with the SEC relating to its business, financial condition and other matters. These reports and other information should be available for inspection at the public reference facilities of the SEC located in Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection and copying at prescribed rates at the following regional offices of the SEC: Seven World Trade Center, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of this material may also be obtained by mail, upon payment of the SEC's customary fees, from the SEC's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. Reports and other information concerning the Company should also be available for inspection at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     As a publicly listed company in Australia, the Company is subject to regulation by the ASC and the ASX. The public can obtain information held by the ASC about the Company by application to ASC business centers located in the capital cities in Australia. Members of the public are entitled to obtain copies of most documents lodged with the ASC. The ASC also maintains a comprehensive on-line computer database and a more limited World Wide Web site. The public can also access information held by the ASX about any public company on application to any of the ASX business centers located in the capital cities in Australia.

     All of the information with respect to the Company and its affiliates set forth in this Offer to Purchase has been derived from publicly available information.

     8.  CERTAIN INFORMATION CONCERNING THE PURCHASER AND PARENT .

     The Purchaser. Purchaser was formed for the purpose of acquiring Shares and ADSs. It is incorporated in Delaware, and is a wholly-owned subsidiary of Parent. It has issued share capital of US$1,000, consisting of 1,000 fully paid shares of common stock, par value US$1.00 per share, issued at US$1.00 each.

     Apart from making the Offer, Purchaser has not carried on any other activity. Apart from making the Offer, holding the Shares and ADSs acquired under the Offer and other transactions contemplated by the Offer, it is not expected that Purchaser will before the expiration of the Offer engage in any activities. Due to the fact that the Purchaser is newly formed and has minimal assets and capitalization, no meaningful financial information regarding the Purchaser is available. The principal executive offices of the Purchaser are located at 40-004 Cook Street, Palm Desert, California, 92211.

     Parent. Parent is a Delaware corporation, the securities of which are traded on the New York Stock Exchange. The principal executive offices of the Parent are located at 40-004 Cook Street, Palm Desert, California, 92211. As at September 12, 1997, the market capitalization of Parent was approximately US$3 billion.

     As at March 31, 1997, Parent and its subsidiaries had:

     (i)  total assets of US$2,228 million on a consolidated basis; and

     (ii) net assets of US$1,029 million on a consolidated basis.

     The principal activities of the group of which Parent is the holding company (the "Parent Group") are summarized below.

     The Parent Group is a global provider of industrial and municipal water and wastewater treatment systems, products and services, with an installed base of systems that Parent believes is one of the world's largest. The Parent Group is also a provider of service deionization ("SDI") and outsourced water services, including the operation of water and wastewater treatment systems at customer sites. The Parent Group is actively involved in the development of privatization initiatives for municipal wastewater treatment facilities, principally in the United States of America, Mexico and Canada. The Parent Group sells equipment and provides services to its customers through more than 450 locations around the world. The Parent Group also markets a line of water distribution, sewer and stormwater equipment and related supplies through a network of over 110 service centers in the United States of America. In addition, the Parent Group sells, installs and services a wide range of water treatment and water-related products and services for the residential and consumer markets.

     For the fiscal year ended 31 March 1997, the Parent Group had consolidated revenue of US$1,377 million and net income of US$46.2 million. (Except as otherwise indicated herein, financial information presented herein is based upon U.S. Generally Accepted Accounting Principles).

     In Australasia, the Parent Group operates through U.S Filter (Australia) Pty Limited ("U.S. Filter Australia"), formerly known as the Permutit Company, which in turn, has three operating subsidiaries: Johnson Filtration Systems (Australia) Pty Limited, Wallace & Tiernan Pacific Pty Limited and U.S. Filter (New Zealand) Pty Limited.

     U.S. Filter Australia markets a range of Parent's industrial and consumer products and services within Australia, including:

 .    the design, manufacture, supply, installation, commission and service of water and wastewater treatment plants and equipment to municipal and industrial customers;

 .    the design, manufacture and supply of a wire screen product ("V-Wire")
     from Johnson Filtration Systems (Australia) Pty Limited's manufacturing facility in Brisbane; and

 .    the manufacture and supply of chemical metering equipment through Wallace
     & Tiernan Pacific Pty Limited.

     Additionally, the managing director of U.S. Filter Australia is vested with management responsibility for the Asia Pacific region, comprising (in addition to Australia), the Pacific Islands and the Philippines.

     Set forth below is a summary of certain consolidated financial data with respect to Parent, excerpted or derived from audited financial statements presented in Parent's Annual Report on Form 10-K for the fiscal year ended March 31, 1997 and from the unaudited financial statements contained in Parent's Quarterly Reports on Form 10-Q for the quarterly periods ended June 30, 1996 and 1997, in each case filed by Parent with the SEC. More comprehensive financial information is included in such reports and other documents filed by Parent with the SEC. The financial information set forth below is a summary only and is not complete and reference is made to such reports and other documents, financial information and related notes contained therein which have been filed with the SEC. Such reports and other documents may be inspected and copies may be obtained from the SEC in the manner set forth above. In addition, the Parent is required to file electronic versions of these documents with the SEC through the SEC's Electronic Data Gathering, Analysis, and Retrieval (EDGAR) system. The SEC maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

                        UNITED STATES FILTER CORPORATION

                      SELECTED CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                       THREE MONTHS
                                                                                                          ENDED
                                                     YEAR ENDED MARCH 31/(1)/                            JUNE 30,
                                             -------------------------------------                  ------------------
                                             1995/(2)/     1996/(3)/     1997/(4)/                  1996          1997
                                             --------      ---------     ---------                  ----          ----
                                                                                                      (UNAUDITED)
OPERATING INFORMATION:
Revenues.........................          US$600,832    US$812,322   US$1,376,601               US$222,958   US$598,234
Operating income (loss)..........              28,047        45,382         82,913                   14,671       38,456
Net income (loss)................              15,267        21,967         46,197                    7,694       20,726
Net income                                    US$0.49       US$0.49        US$0.77                  US$0.15      US$0.26
 (loss) per Share /(5)/..........
Weighted average number of
common shares outstanding........              29,763        43,688         60,324                   51,480       80,653

                                                                 AT MARCH 31,                         AT JUNE 30,
                                                      -------------------------------              -----------------
                                                      1995         1996          1997              1996         1997
                                                      ----         ----          ----              ----         ----
                                                                                                       (UNAUDITED)
BALANCE SHEET INFORMATION:
Working capital..................                 US$126,417   US$138,652     US$471,597          US114,712   US$478,673
Total assets.....................                    508,083      904,337      2,228,328            815,787    2,439,861
Notes payable and long term debt                      61,916       60,736         31,968             51,816       49,382
including current  portion.......
Convertible subordinated debt....                    105,000      200,000        554,000            199,975      554,000
Total stockholders'                                  177,085      379,611      1,028,850            356,336    1,181,744
 equity (deficit)................

____________________

(1) The historical consolidated financial data for the fiscal years ended March 31, 1993 through March 31, 1996 have been restated to include the accounts and operations of Zimpro Environmental, Inc. ("Zimpro"), Davis Water and Waste Industries, Inc. ("Davis") and Sidener Supply Company, which were merged with Parent in May 1996, August 1996 and March 1997, respectively, and accounted for as poolings of interests.

(2) The fiscal year ended March 31, 1995 includes the results of operations of Smogless S.p.A., Crouzat S.A., Sation S.A., Seral Erich Alhauser GmbH and the Cereflo ceramic product line from the dates of their respective acquisitions, accounted for as purchases.
(3) The fiscal year ended March 31, 1996 includes the results of operations of The Permutit Company Limited and The Permutit Company Pty Ltd., Interlake Water Systems, Arrowhead Industrial Water Inc. and Polymetrics Inc. from the dates of their respective acquisitions, accounted for as purchases.
     See Note 9 of Notes to Consolidated Financial Statements, included in the Parent's Annual Report on Form 10-K for the fiscal year ended March 31, 1997. Selling, general and administrative expenses for the year ended March 31, 1996 includes charges totalling US$3.2 million related to the write-down of certain patents and equipment of Zimpro.
(4) The fiscal year ended March 31, 1997 includes the results of operations of The Utility Supply Group, Inc., WaterPro Supplies Corporation, Water Systems and Manufacturing Group, and the Process Equipment Division of United Utilities Plc from the dates of their respective acquisitions, accounted for as purchases. (See Note 9 of Notes to Consolidated Financial Statements included in the Parent's Annual Report on Form 10-K for the fiscal year ended March 31, 1997.) The year ended March 31, 1997 also includes merger expenses of US$5.6 million, related to the acquisition of Davis, which was accounted for as a pooling of interests.
(5) Net income (loss) per common share amounts are after (i) dividends on the Series A Preferred Stock of US$.7 million for the fiscal year ended March 31, 1993, US$.7 million for the fiscal year ended March 31, 1994, US$.7 million for the fiscal year ended March 1995 and US$.5 million for the fiscal year ended March 31, 1996 and (ii) accretion on the Series A Preferred Stock, a non-cash accounting adjustment required by Securities and Exchange Commission Staff Accounting Bulletin No. 68 ("SAB 68"), in the amount of $.6 million for the fiscal year ended March 31, 1993. As of April 1, 1993 Parent and the holder of the Series A Preferred Stock agreed to a fixed dividend of US$.7 million per year on the Series A Preferred Stock eliminating the increasing rate and, therefore, the accretion of dividends pursuant to SAB 68. The Series A Preferred Stock was converted into shares of Common Stock in March 1996.

     Parent is subject to the information and reporting requirements of the Exchange Act and is required to file reports and other information with the SEC relating to its business, financial condition and other matters. Information, as of particular dates, concerning Parent's directors and officers, their remuneration, stock options granted to them, the principal holders of Parent's securities, any material interests of such persons in transactions with Parent and other matters is required to be disclosed in proxy statements distributed to Parent's stockholders and filed with the SEC. These reports, proxy statements and other information should be available for inspection and copies may be obtained in the same manner as set forth for the Company in Section 7. The Parent's securities are listed on the New York Stock Exchange, and reports, proxy statements and other information concerning the Purchaser should also be available for inspection at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     The name, citizenship, business address, principal occupation or employment and five-year employment history for each of the directors and executive officers of the Purchaser and Parent are set forth in Schedule A hereto.

     Schedule B hereto sets forth transactions in the Securities effected during
the past four months by Parent and its affiliates.   Schedule C hereto sets
forth transactions in the Securities effected during the past four months by certain persons listed in Schedule A. Except as set forth in this Offer to Purchase and Schedules B and C hereto, none of the Purchaser, Parent or, to the best knowledge of the Purchaser or Parent, any of the persons listed in Schedule A hereto or any associate or majority-owned subsidiary of such persons beneficially owns any equity security of the Company, and none of the Purchaser or Parent or, to the best knowledge of the Purchaser or Parent, any of the other persons referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing has effected any transaction in any equity security of the Company during the past four months.

     Except as set forth in this Offer to Purchase and Schedules B and C, none of the Purchaser or Parent or, to the best knowledge of the Purchaser or Parent, any of the persons listed in Schedule A hereto has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, without limitation, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, none of the Purchaser or Parent or, to the best knowledge of the Purchaser or Parent, any of the persons listed in Schedule A hereto has had any transactions with the Company or any of its executive officers, directors or affiliates that would require reporting under the rules of the SEC or the Corporations Law.

     Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between, on the one hand, the Purchaser or Parent, or their respective subsidiaries, or, to the best knowledge of the Purchaser or Parent, any of the persons listed in Schedule A hereto, and on the other hand, the Company or its executive officers, directors or affiliates, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors or a sale or other transfer of a material amount of assets.

     9.  SOURCE AND AMOUNT OF FUNDS.

     The consideration for the acquisition of the Shares and ADSs to which the Offers relate will be satisfied wholly by payment of cash.

     The maximum amount payable by the Purchaser under the Offer for the Shares and ADSs to which it is not entitled will be approximately US$315 million if:

     (i) all the holders of Shares accept the Offers in respect of all Shares (other than those represented by ADSs for which the Offer is accepted);

     (ii) all the holders of ADSs accept the Offers in respect of all ADSs (other than those representing Shares for which the Offer is accepted);

     (iii) all the holders of Options exercise their options and accept the Offers in respect of all Shares issued upon that exercise; and

     (iv) except the Shares issued upon the exercise of the Options, no other Shares are issued before the Expiration Date.

     Purchaser will obtain such amount by borrowing the amount required from Parent. Parent has undertaken to Purchaser to lend Purchaser the amount required to fund the acquisition. There are no conditions precedent to Parent's obligation to lend Purchaser the amount required to fund the acquisition.

     Parent will obtain the amount required from its credit facilities. Parent has received a commitment from BankBoston N.A. ("Commitment Letter") to arrange the provision of credit facilities of up to US$750 million (the "Credit Facilities") to refinance existing debt and for working capital and other general corporate purposes, including acquisitions. BankBoston N.A. has agreed to underwrite US$500 million of the Credit Facility and any remaining portion will be syndicated. The Credit Facilities will permit Parent to make loans to Purchaser for the purpose of paying the consideration payable under the Offer. The Commitment Letter is subject to customary and usual conditions precedent including:

     (1) the preparation, execution and delivery of formal documentation satisfactory to the parties;

     (2)  there being:

          (A) no material misstatements in or omissions from the materials previously furnished to the agent for the syndicate of financial institutions for its review;

          (B) no material adverse change in the business, operations, property, condition (financial or otherwise), income or prospects of the Parent since the date of the financial information previously delivered to the agent; and

          (C) no material adverse change in the U.S. senior loan syndication market and no material changes in governmental regulation or policy affecting the agent for the syndicate of financial institutions or the financial institutions themselves or Parent prior to the closing of the financing.

     The amounts available under the Credit Facilities described above will exceed the maximum amount payable under the Offers of approximately US$315 million. Parent has undertaken to Purchaser that the funds available to it under the Credit Facilities, and which it will lend to Purchaser, will be sufficient to satisfy that maximum amount.

     Because the Offer is made in US dollars, there is no need to engage in, and neither Purchaser nor Parent has engaged in, hedging activities to account for exchange rate fluctuations in connection with the Offer.

     The Credit Facilities are comprised of: (1) a five year US$600,000,000 multicurrency revolving credit facility with a maturity of five years from the Closing Date; and (2) a 364-day US$150,000,000 revolving credit facility (the "364-day Facility"). The 364-day Facility may be extended for an additional 364
days upon request by Parent and approval of all the lenders.   On maturity, the
364-day Facility converts into a four year term loan, with any amounts outstandings amortizing equally over the four year term-out period.

     The Credit Facilities interest rates for borrowings will be based upon, at Parent's option, the BankBoston Alternate Base Rate or at a Eurodollar rate plus a specified margin, ranging between 20 and 80 basis points per annum depending on Standard & Poor's rating of Parent's long-term senior unsecured debt. A facility fee of between 7.5 to 25 basis points per annum (depending on such rating) is payable on the total commitment, regardless of usage.

     While the Credit Facilities will be unsecured, Parent will grant the lenders a negative pledge on all the assets of Parent and its subsidiaries, subject to carve-outs for specified secured financings. The Credit Facilities will include financial covenants, including a leverage ratio, an interest coverage ratio, and a total debt to capital ratio. Other covenants include a limitation an other senior debt, a limitation on dividends and certain restricted payments, a limitation on acquisitions, disposals, investments and certain other transactions and a change of control provision. The Parent anticipates that some or all of these restrictions will apply to subsidiaries of the Parent, including the Company if it becomes a subsidiary of Parent. The Credit Facilities will include representations and warranties, covenants, events of default and other terms customary to financings of that type. The Credit Facilities will also prohibit agreements restricting dividends from a subsidiary to Parent, subject to carve-outs to be determined. If the Company becomes a subsidiary of Parent, unless Parent negotiates such a carve-out with respect to the Company, Parent may be required to renegotiate or refinance some or all of the Company's existing indebtedness to the extent it restricts dividends.

     Parent currently plans to repay borrowings under the Credit Facilities out of operating cash flow and future financings, although Parent has no current specific plan with respect thereto. Such decisions when made will be based on Parent's review from time to time of the advisability of particular actions, as well as on prevailing interest rates and financial and other economic conditions. This description of the Commitment Letter is a summary only and is not intended to be a complete description of the all of the terms thereof. Reference is made to the full text thereof, a copy of which will be filed as an exhibit to the Tender Offer Statement on Schedule 14D-1 to be filed by the Parent and the Purchaser with the SEC in connection with the Offer.

     10.  BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY.

     Parent routinely pursues acquisitions that complement its technologies, products and services, broaden its customer base and expand its global distribution network. On January 27, 1997, Salomon made a presentation to Parent regarding the Company as a possible acquisition opportunity. In February 1997, after evaluating the proposal and investigating various transaction structures, Parent determined not to further pursue any acquisition transaction relating to the Company and consequently did not retain Salomon.

     On June 23, 1997, Merrill Lynch made a presentation to Parent in a conference call regarding a number of possible acquisition opportunities for Parent, including the Company. At that presentation, the Company advised Merrill Lynch that it had determined not to pursue an acquisition of the Company.

     On August 20, 1997, Merrill Lynch & Co. made a presentation to the Parent regarding several possible acquisition opportunities, including the Company. Following that presentation, Parent again began to evaluate an acquisition of the Company. As of August 25, 1997, Parent retained Merrill Lynch as its financial advisor in connection therewith. As of August 28, 1997, Parent retained Salomon as a financial advisor. On September 17, 1997 Parent announced its intention to make the Offer.

     11.  PURPOSE OF THE OFFER; PLANS FOR THE COMPANY.

     11.1 Intention to Compulsorily Acquire
          ---------------------------------

     It is Purchaser's present intention that, if following the close of the Offer, Purchaser becomes entitled to compulsorily acquire the Shares (including Shares represented by ADSs), Purchaser will proceed to compulsorily acquire those Shares.

     Additionally, Purchaser will be seeking relief from the ASC after the close of the Offer period pursuant to the ASC's Policy Statement 126 to permit compulsory acquisition at a later date of Shares issued following exercise by employees of their Options, assuming the conditions necessary for compulsory acquisition are satisfied under the Offer.

     11.2 Intentions if Purchaser acquires 100% of Shares
          -----------------------------------------------

     If under the Offer and the operation of the compulsory acquisition provisions of the Corporations Law, the Purchaser obtains ownership of all the issued Shares (including those Shares represented by ADSs), Purchaser presently intends to do the following:

     (a) Purchaser will in the ordinary course of its management, review the activities, assets and labor force of the Company to evaluate performance, profitability and prospects in the light of the information when available to it. This operational review will focus on identifying opportunities to improve productivity and competitiveness.

     (b) Subject to the operational review referred to in paragraph (a), Purchaser presently intends to:

          (i)   continue the business of the Company;

          (ii) remove all of the Board of Directors of the Company and seek the appointment of nominees of Purchaser;

          (iii) continue to operate the existing Company businesses and integrate them into the Parent Group;

          (iv) achieve synergies by the elimination of any duplication arising as a result of the acquisition of the Company in areas such as head office functions;

          (v) combine Parent group's and the Company's technical and managerial skills and resources for the benefit of their combined businesses;

          (vi) review the capital funding requirements of the Company with a view to utilizing the larger balance sheet of the Parent Group and more favorable financing terms which Purchaser expects would be available to the Parent Group;

          (vii) have the Company removed from official listing on the ASX and the NYSE; and

         (viii) terminate the registration of the Shares and ADSs under the Exchange Act.

     (c) If the steps referred to in paragraph (b) are implemented, some head office employees of the Company may be redundant, particularly as a result of achieving synergies by the elimination of any duplication in respect of certain public company reporting functions.

     Apart form the matters listed above, Purchaser does not presently intend to make other changes to the Company, the Company's business (including deployment of fixed assets) or the Company's employees.

     11.3 Intentions if Purchaser acquires less than 100% of Shares
          ---------------------------------------------------------

     If at the close of the Offer, the Purchaser and its affiliates are entitled to more than 50 per cent but not all of the issued Shares (including those Shares represented by ADSs) on a fully diluted basis, Purchaser presently intends to do the following, subject to the Company's Articles of Association and applicable laws and regulations:

     (a)  conduct a review of the kind detailed in clause 11.2(a), above;

     (b) subject to that review, attempt to procure that the Board of Directors of the Company:

          (i) seeks the appointment of nominees of Purchaser to the Board of Directors of the Company in such a proportion as at least equates to Purchaser's shareholding interest in the Company;

          (ii) continues to operate the businesses of the Company and not make any major changes to the businesses of the Company or make any redeployment of the fixed assets of the Company;

          (iii) co-ordinate the Parent Group's and the Company's technical and managerial resources for the benefit of their combined businesses, the provision of such resources by one to the other will be on arm's length terms;

          (iv) when and to the extent permitted by the ASX and the NYSE (as the case may be), seek to have the Company removed from official quotation on the ASX and the NYSE; and

          (v) when and to the extent permitted by the Exchange Act, seek to terminate the registration of the Shares and ADSs under the Exchange Act.

     (c) If the steps referred to in paragraph (b) are implemented, some head office employees of the Company may be redundant, particularly as a result of achieving synergies by the elimination of the duplication in respect of certain head office functions. However, it is likely that there will be fewer redundancies than if the Company becomes a wholly-owned subsidiary of Purchaser since it will not be possible to eliminate to the same extent duplication in relation to, for example, certain public company reporting functions.

     Apart from the matters listed above, Purchaser does not presently intend to make other changes to the Company, the Company's business (including deployment of fixed assets) or the Company employees.

     The intentions of Purchaser referred to in clauses 11.2 and 11.3 have been formed with reference to publicly available information but without the benefit of any detailed review of the Company's businesses. In particular, the Purchaser has not had access to all of the instruments and agreements under which the Company has financed its operations or engaged in business ventures with other parties. For example, Purchaser has not had access to all the terms of the Company's debt finance programs. It may be that one of the consequences of the Offer being successful is that the Company is in default or cross default of those instruments and agreements, or that rights are brought into existence allowing other parties to make claims against the Company. Furthermore, if the Offer is successful, those programs may entitle another party immediately to demand or accelerate payment of the debt.

     Following the implementation of the operational review described in clause 11.2(a) or 11.3(a), it will be a matter for the Board of Directors of the Company to determine the extent to which the steps referred to in clauses 11.2 and 11.3 are to be implemented (if at all). The Board of Directors of the Company may only implement the steps in accordance with all applicable, legal, regulatory, SEC, ASC, ASX and NYSE requirements and their fiduciary and statutory obligations generally.

     Except as indicated in this Offer to Purchase, neither Parent nor the Purchaser has any present plans or proposals which relate to or would result in an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries, a sale or transfer of a material amount of assets of the Company or any of its subsidiaries, any material change in the Company's capitalization or dividend policy, or any other material change in the Company's corporate structure or business, or the composition of the board or management.

     "Going Private" Transactions. The SEC has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going-private" transactions and which may be applicable as a consequence of the Offer. Rule 13e-3 may apply if the Purchaser acquires less than 90% of the outstanding Securities in the Offer (and consequently is unable to compulsorily acquire all of the Securities in accordance with the Corporations Law), and the Purchaser subsequently enters into certain business combinations with the Company or makes certain acquisitions of Securities. Rule 13e-3 would be inapplicable if the Shares and ADSs were deregistered under the Exchange Act prior to any such business combination or acquisition of Securities. If applicable, Rule 13e-3 would require, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the consideration offered to minority shareholders be filed with the SEC and distributed to minority shareholders before the consummation of any such transaction.

     The purchase of a substantial number of Securities pursuant to the Offer may result in the termination, upon application of the Company to the SEC, of the Company's registration under the Exchange Act. See Section 13 "Effect of the Offer on the Market for Securities; New York Stock Exchange and Australian Stock Exchange Quotation and Exchange Act Registration". If such registration were terminated, Rule 13e-3 would be inapplicable to any such business combination or acquisition of Securities.

     12. DIVIDENDS AND DISTRIBUTIONS. If, on or after September 17, 1997, the Company should split, combine or otherwise change the Shares, the ADSs or its capitalization, or shall disclose that it has taken any such action, then, subject to the provisions of Section 14, the Purchaser may make such adjustments to reflect such split, combination or other change in the Offer Price and the other terms of the Offer (including, without limitation, the number and type of securities offered to be purchased, the amounts payable therefor and the fees payable hereunder) provided that the Purchaser has obtained the prior consent of the ASC to a variation of the Offer in such a manner.

     If, on or after September 17, 1997, the Company should declare or pay any cash or stock dividend (other than the cash dividend of not more than A$0.10 per Share payable to holders of record on November 7, 1997) or other distribution on or issue any rights with respect to the Securities payable or distributable to shareholders of record on a date before the transfer to the name of the Purchaser or its nominee or transferee on the Company's share transfer records of the Securities accepted for payment pursuant to the Offer, then subject to the provisions of Section 14, in respect of any cash dividend or distribution
(i) the purchase price per Security payable by the Purchaser pursuant to the Offer will be reduced by the amount of any such cash dividend or cash distribution and, in respect of any non-cash dividend, distribution or right
(ii) the whole of any such non-cash dividend, distribution or right will be received and held by the tendering holder for the account of the Purchaser and shall be required to be promptly remitted and transferred (a) by each tendering ADS holder to the U.S. Depositary for the account of the Purchaser, and (b) by each tendering holder of Shares to the Registry, or if such tendering holder of certificated Shares is located in the United States, the U.S. Depositary, accompanied by appropriate documentation of transfer. Pending such remittance, the Purchaser will be entitled to all rights and privileges as owner of any such non-cash dividend, distribution or right and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as determined by the Purchaser.

     13. EFFECT OF THE OFFER ON THE MARKET FOR THE SECURITIES; NEW YORK STOCK EXCHANGE AND AUSTRALIAN STOCK EXCHANGE QUOTATION AND EXCHANGE ACT REGISTRATION. The purchase of Securities pursuant to the Offer will reduce the number of Securities that might otherwise trade publicly and could reduce the number of holders of Securities, which could adversely affect the liquidity and market value of the remaining Securities held by the public.

     On September 10, 1997, the Company announced that the ADSs would cease to trade on the NNM on September 22, 1997 and be listed on the NYSE commencing on September 23, 1997. According to the NYSE's published guidelines, the NYSE would consider delisting the ADSs if, among other things, the number of holders of ADSs should fall below 400 or, 1,200 and the average monthly trading volume is less than 100,000 securities for the most recent 12 months, the number of publicly held ADSs (exclusive of holdings of officers and directors of the Company and their immediate families and other concentrated holdings of 10% or more) should fall below 600,000, or the aggregate market value of the publicly held ADSs should fall below $8,000,000.

     The Shares are listed on the ASX. According to the ASX rules governing admission to the official list, a company must have at least 500 holders of securities, each holding a parcel having a value of at least A$2,000. If those thresholds are not met, the ASX could consider delisting the Shares.

     If the NYSE and the ASX were to delist the ADSs and the Shares respectively, the market therefor could be adversely affected. It is possible that the ADSs and the Shares would be traded on other securities exchanges or in the over-the-counter market, and that price quotations would be reported by such exchanges, or through the NNM or other sources. The extent of the public market for such and the availability of such quotations would depend, however, upon such factors as the number of holders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Securities on the part of securities firms, the possible termination of registration under the Exchange Act as described below and other factors. The Purchaser cannot predict whether the reduction in the number of Securities that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, Securities or whether it would cause future market prices to be greater or lesser than the Offer Price.

     The ADSs are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the ADSs. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer, it is possible that the ADSs might no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board, in which event such ADSs could no longer be used as collateral for loans made by brokers.

     The Shares and ADSs are currently registered under the Exchange Act. Such registration may be terminated upon application the Company to the SEC if the ADSs are not listed on a national securities exchange or quoted on the NYSE and there are fewer than 300 record holders of the ADSs. The termination of registration of the Shares and ADSs under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Shares and ADSs and to the SEC and would make certain provisions of the Exchange Act, such as the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Company. See
Section 11 "Purpose of the Offer; Plans for the Company -- "Going Private" Transactions". In addition, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act.
If registration of the Shares and ADSs under the Exchange Act were terminated, the ADSs would no longer be "margin securities" or be eligible for NYSE reporting. The Purchaser intends to seek to cause the Company to make an application for termination of registration of the Shares and ADSs under the Exchange Act as soon after consummation of the Offer as the requirements for termination of the registration of the Shares and ADSs are met.

     If the Company is no longer listed on ASX, the reporting and filing requirements of ASX will no longer need to be complied with. For example, the Company would not be required to comply with the requirements for continuous disclosure of all material information which a reasonable person would expect to have a material effect on the price or value of the Shares. Furthermore, transactions which require shareholder approval under the ASX Listing Rules would no longer require those approvals.

     14. CERTAIN CONDITIONS OF THE OFFER. Notwithstanding any other provisions of the Offer, the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC and the ASC, pay for, and may, subject to obtaining the consent of the ASC, withdraw the Offer:

(a) if at the Expiration Date, the Minimum Condition as described in Section 1 "Introduction and Offer" has not been satisfied;

(b) if at any time on or after September 17, 1997 and before the Expiration Date any of the following events shall occur:

     (i) There shall be threatened, instituted or pending any action, investigation or proceeding by any government or governmental authority or agency of any jurisdiction, or by any other person of any jurisdiction, before any court or governmental authority or agency of any jurisdiction:

          (A) (I) challenging or seeking to make illegal, to delay or otherwise directly or indirectly to restrain or prohibit the making of the Offer, the acquisition or the acceptance for payment of, or payment for, some or all of the Securities by the Purchaser or Parent or any other affiliates of Parent or the consummation by the Purchaser or Parent or any other affiliates of Parent of any business combination with the Company; or

               (II) otherwise directly or indirectly relating to the
                    transactions contemplated by the Offer or any business combination relating to the Company and the Parent or its affiliates;

          (B) seeking to prohibit the direct or indirect ownership or operation by Parent, the Purchaser or any other affiliates of Parent of all or any portion of the Securities or the business or assets of the Company and its subsidiaries or of the Purchaser, or to compel Parent, the Purchaser or any other affiliates of Parent to dispose of or hold separately all or any portion of the Securities or the business or assets of the Purchaser or the Company or any of its subsidiaries or seeking to impose any limitation on the ability of Parent, the Purchaser or any other affiliates of Parent to conduct their respective businesses or own such assets in connection with the acquisition of the Securities;

          (C) seeking to impose or confirm limitations on the ability of Parent, the Purchaser or any other affiliates of Parent effectively to exercise full rights of ownership of the Securities, including, without limitation, the right to vote any Securities acquired by any such person on all matters properly presented to the Company's shareholders;

          (D) seeking to require divestiture by Parent, the Purchaser or any other affiliates of Parent of any Securities;

          (E) which otherwise materially adversely affects the value of the Securities; or

          (F) materially adversely affecting the business, properties, assets, liabilities, capitalization, shareholders' equity, condition (financial or other), operations, licenses or franchises, results of operations or prospects of the Company or any of its subsidiaries, joint ventures or partnerships, provided that the condition specified in this paragraph (b)(i) shall not be deemed to exist by reason of any court proceeding pending on the date hereof and known to the Purchaser, unless there is any adverse development in any such proceeding after the date hereof, or before the date hereof if not known to the Purchaser on the date hereof, in either case which directly or indirectly, results in any of the consequences referred to in clauses (A) through (F) above;

     (ii) there shall be any action taken or any statute, rule, regulation, interpretation, judgment, order or injunction proposed, enacted, enforced, promulgated, amended, issued or deemed applicable in relation to:

          (A)  the Purchaser, Parent or any affiliate of Parent; or

          (B) the Offer or any business combination by the Purchaser or Parent or any affiliate of Parent with the Company,

          by any court, government or governmental, administrative or regulatory authority or agency of any jurisdiction, which, directly or indirectly, may reasonably be expected to result in any of the consequences referred to in clauses (A) through (F) of paragraph (i) above;

    (iii) any change (or any condition, event or development involving a prospective change) shall have occurred or been threatened or shall have been announced or otherwise made public, in the business, properties, assets, liabilities, capitalization, shareholders' equity, condition (financial or other), operations, licenses, franchises, permits, permit applications, results of operations or prospects of the Company or any of its subsidiaries which is materially adverse to either the value of the Company or any of its subsidiaries or the value of the Securities;

     (iv) there shall have occurred any decline in either the Dow Jones Industrial Average, the Standard & Poor's Index of 500 Industrial Companies or the All Ordinaries Index published by the ASX by an amount in excess of 15% measured from the close of business on September 17, 1997;

     (v) the Company or any of its subsidiaries, joint ventures or partnerships or other affiliates shall have:

          (A) declared, paid or proposed to declare or pay any cash dividend or other distribution on any shares of the Company (other than periodic dividends not exceeding amounts previously declared by the Company);

          (B) altered or proposed to alter any material term of any outstanding security or material contract, permit or license;

          (C) authorized, recommended, proposed or entered into an agreement with respect to any merger, consolidation, takeover scheme, takeover announcement, recapitalization, liquidation, dissolution, business combination, acquisition of assets, disposition of assets, release or relinquishment of any material contractual or other right of the Company or any of its subsidiaries or any comparable event not in the ordinary course of business;

          (D) authorized, recommended, proposed or entered into, or announced its intention to authorize, recommend, propose or enter into, any agreement or arrangement with any person or group that adversely affects or may reasonably be expected to adversely affect either the value of the Company or any of its subsidiaries, joint ventures or partnerships or the value of the Securities to the Purchaser; or

          (E) entered into any employment, change in control, severance, executive compensation or similar agreement, arrangement or plan with or for one or more of its employees consultants or directors, or entered into or amended, or made grants or awards pursuant to, any agreements, arrangements or plans so as to provide for increased benefits to one or more employees, consultants or directors, or taken any action to fund, secure or accelerate the funding of compensation or benefits provided for one or more employees, consultants or directors, whether or not as a result of or in connection with the transactions contemplated by the Offer, other than in the ordinary course of the Company's business consistent with past practice;

     (vi) Parent or the Purchaser shall not have obtained any waiver, consent, extension, approval, action or non-action from any governmental authority or agency which is necessary to consummate the Offer, subject to the Parent and Purchaser taking all reasonable steps to obtain any such approvals;

     (vii)(A) any one or more of the provisions of the constitution of the Company or of a subsidiary of the Company being altered in any of the ways mentioned in sub-section 193(1) of the Corporations Law;

          (B) the Company or a subsidiary of the Company resolving to reduce its share capital in any way;

          (C) the Company or a subsidiary of the Company entering into a buy-back agreement or resolving to approve the terms of a buy-back agreement;

          (D) the Company or a subsidiary of the Company making an allotment of, or granting an option to subscribe for, any of its shares (of any class), or agreeing to make such an allotment or to grant such an option (except Shares issued during the term of the Offer pursuant to the exercise of any Options);

          (E) the Company or a subsidiary of the Company issuing, or agreeing to issue, convertible notes or other debt securities;

          (F) the Company or a subsidiary of the Company disposing, or agreeing to dispose, of the whole, or a substantial part, of its business or property;

          (G) the Company or a subsidiary of the Company charging, or agreeing to charge, the whole, or substantial part, of its business or property;

          (H) the Company or a subsidiary of the Company resolving that it be wound up;

          (I) the appointment of a provisional liquidator to the Company or of a subsidiary of the Company;

          (J) the making of an order by a court for the winding up of the Company or of a subsidiary of the Company;

          (K) the Company or a subsidiary of the Company executing a deed of company arrangement;

          (L) the appointment of a receiver, or a receiver and manager, in relation to the whole, or a substantial part, of the property of the Company or of a subsidiary of the Company; or

          (M) an administrator of the Company or a subsidiary of the Company being appointed; or

(c) unless prior to the Expiration Date in respect of the Australian Government's foreign investment policy:

     (i) the Purchaser receives written notice from the Australian Treasurer or his agent under the Foreign Acquisitions and Takeovers Act 1975 to the effect that the Australian Government has no objection to the acquisition by way of takeover by the Purchaser of Securities or any transaction contemplated by that takeover under the Australian Government's foreign investment policy;

     (ii) the period provided under the Foreign Acquisitions and Takeovers Act 1975 during which the Australian Treasurer may make an order under the Act (including an interim order under section 22) prohibiting the acquisition has elapsed, without such an order being made; or

     (iii) if an interim order under section 22 is made, the subsequent period for making a final order prohibiting the acquisition has elapsed, without such an order being made.

     The foregoing conditions (except for the condition set forth in paragraph
(c) which is a condition precedent) are conditions subsequent and shall not prevent a contract to sell the Securities resulting from acceptance of this Offer, but any breach or non fulfillment of them shall entitle the Purchaser by notice in writing to an accepting holder to rescind ab initio a contract that results from acceptance of such Offer. Subject to the provisions of the Corporations Law, the Purchaser alone shall be entitled to the benefit of the foregoing conditions (except the condition set forth in paragraph (c)) and any breach or non-fulfillment of such condition may be relied on only by the Purchaser which may at any time and from time to time at its sole discretion waive the breach or non-fulfillment of any such condition. The foregoing shall not limit a holder's rights of withdrawal, if any, as described in Section 4.

     The Purchaser may at any time declare the Offer to be free from the foregoing conditions. If, at the Expiration Date, the foregoing conditions have been breached and not waived or have not been fulfilled and the Purchaser has not declared the Offer (or the Offer has not become) free from those conditions, all contracts resulting from the acceptance of the Offer will be automatically void.

     The date for publication of the notice (the "Condition Publication Date") required by sub-section 663(4) of the Corporations Law (which provides for publication of a notice by the offeror as to whether the offer has been declared or become free from a condition or to the knowledge of the offeror, a condition has been fulfilled) will be 1.00 a.m., New York City time, on ., October ., 1997 and 5:00 p.m, Sydney time, on ., October ., 1997, unless and until the Purchaser, in its sole discretion, shall have extended the period of time during which the Offer is open, in which event the "Condition Publication Date" shall be the date that is later than the previously scheduled Condition Publication Date by a period equal to the period of such extension.

     15.  CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.

     General. Except as otherwise disclosed herein, based on a review of publicly available filings by the Company with the SEC and the ASC, the Purchaser is not aware of (i) any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the acquisition of Securities by the Purchaser pursuant to the Offer or (ii) any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign that would be required for the acquisition or ownership of Securities by the Purchaser as contemplated herein. Should any such approval or other action be required, the Purchaser currently contemplates that such approval or action would be sought. There can be no assurance that any such approval or action, if needed, would be obtained or would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company or the Purchaser or that certain parts of the businesses of the Company or the Purchaser might not have to be disposed of in the event that such approvals were not obtained or any other actions were not taken. The Purchaser's obligation under the Offer to accept for payment and pay for Securities is subject to certain conditions. Those conditions are specified in the Introduction and Offer and Section 14.

     Foreign Acquisition and Takeovers Act. The Offer is conditional upon the Treasurer of the Commonwealth of Australia ("Treasurer") consenting to or stating prior to the Expiration Date that he has no objection to the purchases contemplated by the Offer under the Australian Government's Foreign Investment policy or to similar effect, or the Treasurer ceases to be entitled to make an order under Section 22 of the Foreign Acquisition and Takeovers Act 1975 in respect of those purchases. The Purchaser expects to receive the approval of the Treasurer before the Expiration Date.

     Antitrust Compliance. Under the HSR Act, and the rules that have been promulgated thereunder by the U.S. Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied.

     A Notification and Report Form with respect to the Offer will be filed under the HSR Act, and the waiting period with respect to the Offer under the HSR Act will expire at 11:59 P.M., New York City time, 15 days after such filing. Before such time, however, either the FTC or the Antitrust Division may extend the waiting period by requesting additional information or material from the Purchaser. If such request is made, the waiting period will expire at 11:59 P.M., New York City time, on the tenth calendar day after the Purchaser has substantially complied with such request. Thereafter, the waiting period may be extended only by court order or with the Purchaser's consent.

     The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Securities by the Purchaser pursuant to the Offer. At any time before or after the purchase of Securities pursuant to the Offer by the Purchaser, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Securities pursuant to the Offer or seeking the divestiture of Securities purchased by the Purchaser or the divestiture of substantial assets of the Purchaser, the Company or their respective subsidiaries. Private parties and United States state attorneys general may also bring legal action under United States federal or state antitrust laws under certain circumstances.
Based upon an examination of information available to the Purchaser relating to the businesses in which the Purchaser, the Company and their respective subsidiaries are engaged, the Purchaser believes that the Offer will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, what the result would be. See Section 14 "Certain Conditions of the Offer" for certain conditions to the Offer, including conditions with respect to litigation.

     The Australian Competition and Consumer Commission ("ACCC") may review the proposed acquisition, of its own volition or at the request of any interested party including the Purchaser or the Company. In any review, the ACCC would assess whether the proposed acquisition would have or be likely to have the effect of substantially lessening competition in a market, in contravention of section 50 of the Australian Trade Practices Act. The Purchaser is not required to lodge any formal notification with the ACCC. If the ACCC forms the view that the proposed acquisition may contravene section 50, it may seek binding undertakings from the Purchaser to address specific competition concerns or the ACCC may apply to the Federal Court of Australia to injunct the proposed acquisition. Private parties have no standing to apply for an injunction for contravention of section 50.

     Based upon an examination of information available to the Purchaser relating to the businesses in which the Purchaser, the Company and their respective subsidiaries are engaged, the Purchaser believes that the proposed acquisition will not contravene section 50 of the Australian Trade Practices Act. Nevertheless, there can be no assurance that a challenge to the proposed Offer will not be made by the ACCC or, if such a challenge is made, what the result would be. See Section 14 "Certain Conditions of the Offer" for certain conditions to the Offer, including conditions with respect to litigation.

     16. FEES AND EXPENSES. Except as set forth below, the Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Securities pursuant to the Offer.

     Merrill Lynch is acting as Dealer Manager in the United States in connection with the Offer and as Financial Advisor to the Purchaser in connection with efforts to acquire Shares in Australia and has provided certain financial advisory services to the Purchaser and the Parent in connection with the Offer. The Parent has agreed to pay Merrill Lynch as compensation for all services a total of US$2,750,000 payable upon the completion of any transaction or series of transactions which result in (a) any merger, consolidation, reorganization or other business combination pursuant to which the business of the Company is combined with that of the Parent or one or more persons formed by or affiliated with the Parent, including, without limitation, any joint venture (each a "Parent Affiliate"), (b) the acquisition by the Parent and/or Parent Affiliates of securities of the Company, such that, when such securities are added to the aggregate number of securities of the Company beneficially owned by the Parent on August 25, 1997, the parent and any Parent Affiliates together beneficially own at least 20% of the then outstanding voting capital stock of the Company, (c) the acquisition by the Parent or a Parent Affiliate of all or a substantial portion of the assets of, or of any right to all or a substantial portion of the revenues or income of, the Company, or (d) the acquisition by the Parent or a Parent Affiliate of control of the Company through a proxy contest or otherwise through the acquisition of the Company's capital stock. US$250,000 of such fee became payable to Merrill Lynch on the date the Purchaser commenced the Offer (whether or not the Purchaser accepts for payment or pays for any Securities pursuant to the Offer). In addition, the Parent has agreed (i) to reimburse Merrill Lynch for its out-of-pocket expenses including the reasonable fees and expenses of its counsel, in connection with the Offer up to US$50,000, (ii) to indemnify Merrill Lynch and certain related persons against certain liabilities and expenses, including certain liabilities under securities laws, and (iii) if, at any time within eighteen months following the time during which Merrill Lynch is retained by the Parent, the Parent decides to raise debt or equity financing, the Parent has agreed to offer to appoint Merrill Lynch, at a minimum, as co-managing underwriter or co-placement agent for any equity or equity linked offering, or debt transaction in connection with such offering.

     Salomon is acting as Dealer Manager in the United Sates in connection with the Offer and as Financial Advisor to the Purchaser in connection with efforts to acquire Shares in Australia and has provided certain financial advisory services to the Purchaser and the Parent in connection with the Offer. The Parent has agreed to pay Salomon as compensation for all services a total of US$1 million, a portion of which is payable upon the earlier of the acquisition of any Securities in the Offer or the consummation of any other acquisition (by merger, tender offer or otherwise) by the Parent (or a subsidiary of the Parent) of the Company or the possible purchase by the Parent (or a subsidiary of the Parent) of all or a significant portion of the assets, or more than 20% of the equity securities, of the Company. US$91,000 of such fee became payable to Salomon on the date the Purchaser commenced the Offer. In addition, the Parent has agreed (i) to reimburse Salomon for its out-of-pocket expenses including the reasonable fees and expenses of its counsel, in connection with the Offer up to US$25,000, (ii) to indemnify Salomon Brothers and certain related persons against certain liabilities including certain liabilities under securities laws and (iii) if, at any time within 18 months following the time during which Salomon is retained by the Parent, the Parent decides to raise debt or equity financing, the Parent has agreed to offer to appoint Salomon, at a minimum, as co-managing underwriter or co-placement agent for any equity or equity linked offering or debt transaction in connection with such offering.

     The Purchaser has retained MacKenzie Partners, Inc. ("Information Agent") to act as the Information Agent in connection with the Offer. The Information Agent may contact holders of Securities by mail, telephone, facsimile, telegraph and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners of Securities. The Information Agent will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the United States federal securities laws.

     IBJ Schroder Bank & Trust Company has been retained as the U.S. Depositary in relation to the tender of ADSs and the tender of certificated Shares by holders located in the United States. The U.S. Depositary has not been retained to make solicitations or recommendations in its role as U.S. Depositary. The U.S. Depositary will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the United States federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding offering material to their customers.

     Corporate Registry Services Pty Ltd has been retained to provide registry services in Australia. The Registry will administer acceptances of the Offers from tendering holders located outside the United States and for Shares held through CHESS and make payments for any such Shares which are accepted pursuant to the Offers. The Registry will receive reasonable and customary compensation for its services and will be reimbursed for certain reasonable out-of-pocket expenses.

     17. MISCELLANEOUS. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Securities in any jurisdiction in which making the Offer or the acceptance thereof would not be in compliance with the securities or other laws of such jurisdiction. If the Purchaser becomes aware of any valid U.S. state statute prohibiting the making of the Offer or the acceptance of the Securities pursuant thereto,

Purchaser will make a good faith effort to comply with such U.S. state statute. If, after such good faith effort, the Purchaser cannot comply with any such U.S. state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Securities in such state. In any jurisdiction where the Securities, United States state securities laws or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by the Dealer Managers or one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASER NOT CONTAINED IN THIS OFFER TO PURCHASE, THE PART A STATEMENT, THE ACCEPTANCE AND TRANSFER FORM OR THE LETTER OF TRANSMITTAL AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     Parent and the Purchaser will file with the SEC a Tender Offer Statement on
Schedule 14D-1 (the "Schedule 14D-1"), together with exhibits, pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer and may file amendments thereto. The Schedule 14D-1 and any amendments thereto, including exhibits, may be inspected at, and copies may be obtained from the SEC in the same manner as set forth in Section 7 "Certain Information Concerning the Company" (except that they will not be available at the regional offices of the SEC).

     Purchaser have also lodged a statement pursuant to Parts 6.3 and 6.12 of the Corporations Law (the "Part A Statement"). The Part A Statement is annexed to this Offer to Purchase as Annexure A.

     18. CERTAIN DEFINITIONS. Unless the context otherwise requires, terms used in this Offer to Purchase have the meanings given to them in this Section
18. A term defined anywhere in this Offer to Purchase has the same meaning throughout. A term not specifically defined in this Offer to Purchase has the meaning given to it, if any, in the Corporations Law.

     "affiliate" of a specified person, means a person that directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with, the person specified.

     "Agent's Message" means a message, transmitted by a Book-Entry Transfer Facility (as defined below) to, and received by, the U.S. Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgement from the participant in such Book-Entry Transfer Facility tendering an interest in the ADSs, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against the participant.

     "American Depositary Receipt" or "ADR" means an American Depositary Receipt evidencing an American Depositary Share.

     "American Depositary Share" or "ADS" means an American Depositary Share representing a Share.

     "ASC" means the Australian Securities Commission.

     "ASX" means Australian Stock Exchange Limited.

     "Book Entry Confirmation" means timely receipt by the U.S. Depositary of confirmation of a book-entry transfer of an ADR into a Book-Entry Transfer Facility.

     "Book-Entry Transfer Facility" means each of the Depository Trust Company, Midwest Securities Trust Company and Philadelphia Trust Company.

     "Broker" means a person who is a share broker and a participant in CHESS.

     "CHESS" means Clearing House Electronic Subregister System, which provides for electronic share transfers in Australia.

     "Company" means Memtec Limited (ACN 002 490 208), a corporation incorporated under the laws of the State of New South Wales, Australia.

     "condition" means:

     (i) a condition that will, in circumstances referred to in the condition, result in the rescission of, or entitle the Purchaser to rescind, a contract that results from an acceptance of the Offer; or

     (ii) a condition that prevents a binding contract from arising on acceptance of the Offer unless or until the condition is fulfilled.

     "Condition Publication Date" as used herein means 1.00 a.m., New York City time, on ., 1997 and 5.00 p.m., Sydney time, on ., 1997, unless and until the Purchaser, in its sole discretion, shall have extended the period of time during which the Offer is open in which event the "Condition Publication Date" shall be the date that is later than the previously scheduled Condition Publication Date by a period equal to the period of the extension.

     "Condition Waiver Date" means the date and time on which the Offer becomes or is declared free of all conditions.

     "Controlling Participant" means the Broker or Non-Broker Participant who is designated as the controlling participant for shares in a CHESS Holding in accordance with the SCH Business Rules.

     "Corporations Law" means the Australian Corporations Law.

     "Dealer Managers" means each of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Salomon Brothers Inc as dealer managers in the United States.

     "Eligible Institution" means a member firm of a registered national securities exchange, a member of the NASD or a commercial bank or trust company having an office or corresponding in the United States.

     "Exchange Act" means the United States Securities Exchange Act of 1934, as amended.

     "Expiration Date" means 1.00 a.m., New York City time, on ., November ., 1997, and 5.00 p.m., Sydney time, on ., November ., 1997 unless and until the Purchaser, in its sole discretion, shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

     "Financial Advisors" means each of Merrill Lynch International (Australia) Ltd and Salomon Brothers Australia Limited as financial advisors to the Purchaser in Australia.

     "fully diluted basis" means that all Options have become exercisable and been exercised in all cases resulting in the issue of Shares.

     "Information Agent" means MacKenzie Partners Inc. as Information Agent.

     "Minimum Condition" means that at the Expiration Date, there have been validly tendered and not withdrawn a number of Securities which, when added to the number of Securities to which the Purchaser and its affiliates are entitled at the commencement of the Offer (being those particularized in Section 1), constitutes more than 50 per cent of the Securities outstanding on a fully diluted basis.

     "more than 50 per cent of the total number of Securities outstanding on a fully diluted basis" means that all Options have become exercisable and been exercised, and that all other options, rights or other securities convertible into or exercisable or exchangeable for Shares which have been granted prior to the Expiration Date have become exercisable prior to the Expiration Date and been exercised, in all cases resulting in the issue of Shares.

     "NASD" means the National Association of Securities Dealers, Inc.

     "Non-Broker Participant" means a non-broker participant under the SCH business rules.

     "Offer" means the offer by the Purchaser to purchase all Shares (including ADSs representing Shares) of the Company at a price of US$30.00 per Share or ADS, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase and (i) in the case of Shares, in the related Acceptance and Transfer Form, and (ii) in the case of ADSs, in the related Letter of Transmittal.

     "Offer to Purchase" means this Offer to Purchase including the Schedules and Annexures thereto.

     "Options" means options exercisable for fully paid shares.

     "outstanding" means, in relation to Shares or Options at a particular time, all of the issued Shares or Options, as the case may be, at that time.

     "Parent" means United States Filter Corporation, a Delaware corporation.

     "Purchaser" means USFC Acquisition Inc., a Delaware corporation and a wholly owned subsidiary of Parent.

     "Registry" means Corporate Registry Services Pty Ltd  as Registry.

     "SCH Business Rules" means the business rules of SCH.

     "SCH" means Securities Clearing House, the body which administers the CHESS system in Australia.

     "SEC" means the U.S. Securities and Exchange Commission.

     "Securities" means Shares or ADSs.

     "Shares" means all outstanding ordinary shares, having a par value A$2.50 per share issued by the Company.

     "U.S. business day" means any day other than a Saturday, Sunday, federal holiday in the United States and consists of the time period from 12.01 a.m. through 12.00 midnight, New York City time.

     "U.S. Depositary" means IBJ Schroder Bank & Trust Company as U.S.
Depositary.

     "U.S. holder" means a beneficial holder of the Securities who, for United States federal income tax purposes, is (i) a citizen or resident of the United States, (ii) a corporation, partnership, or other entity created or organized in the United States or under the laws of the United States or of any political subdivision thereof, (iii) an estate whose income is includible in gross income for United States federal income tax purposes regardless of its source, or (iv) a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States fiduciaries who have the authority to control all substantial decisions of the trust.

     "waiver" means:

     (i) in respect of a condition, declaring this Offer free from the condition; and

     (ii) in respect of any breach or non-fulfillment of a condition (otherwise than the Minimum Condition) means waiving the act, matter or thing resulting in that breach or non-fulfillment so that the condition will not be taken to have been breached or not fulfilled.

                                        USFC Acquisition Inc.

                                SCHEDULE A

               INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE
                      OFFICERS OF PARENT AND THE PURCHASER

     1. Directors and Executive Officers of Parent. Set forth below is the name, current business address, citizenship and the present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each director and executive officer of Parent. The principal address of Parent and, unless otherwise indicated below, the current business address for each individual listed below is 40-004 Cook Street, Palm Desert, California, 92211. Unless otherwise indicated, each such person is a citizen of the United States. Unless otherwise indicated, each occupation set forth opposite the individual's name refers to employment with Parent. Directors are identified by an asterisk.


NAME AND CURRENT BUSINESS        PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL POSITIONS
ADDRESS                          HELD DURING THE PAST FIVE YEARS
-------------------------        --------------------------------------------------------------
Richard J. Heckmann*             Mr Heckmann was elected Chairman of the Board of Directors, Chief
                                 Executive Officer and President of the Parent on July 16, 1990.  Mr.
                                 Heckmann was a Senior Vice President at Prudential-Bache Securities in
                                 Rancho Mirage, California from January 1982 to August 1990.  He joined the U.S. Small Business Administration in 1977 and served as
                                 Associate Administrator for Finance and Investment from 1978 to 1979.
                                 Prior thereto he was founder and Chairman of the Board of Tower
                                 Scientific Corporation, a manufacturer of custom prosthetic devices, which was sold to Hexcel Corporation in 1977, Mr. Heckmann is a member of the management board of TWO.  He is also a director of
                                 USA Waste Services, Inc. and K2, Inc.

James E. Clark*                  Mr. Clark was President of Western Operations for Prudential Insurance
24412 Park Granada               from 1978 to June 1990.  Since June 1990, he has been a consultant and
Calabasas, CA 91302              a private investor.  Mr. Clark is also Chairman of Asian-American
                                 Communication Company, Inc., and a director of Asian American
                                 Association, Inc., a joint venture with Sprint, and Durotest Corporation.
                                 He is also a trustee of the Yul Brynner Foundation.

John L. Diederich*               Mr. Diederich was Executive Vice President Chairman's Counsel for
1220 S. Negley Avenue            Aluminum Company of America ("Alcoa") from August 1991 until
Pittsburgh, PA 15217             January 1997.  Prior to assuming that position, he had been Group Vice
                                 President--Alcoa Metals and Chemicals since 1986 and a Vice President of Alcoa since 1982. Mr. Diederich received a B.S. degree in engineering from the University of Illinois and later received an M.B.A.
                                 from the University of Southern California and an M.S. degree from the
                                 Massachusetts Institute of Technology.  Mr. Diederich is a director of
                                 Continental Mills, Inc. and a trustee of Shadyside Hospital.

Robert S. Hillas*                Mr. Hillas has served as a Managing Director of E.M. Warburg, Pincus
466 Lexington Avenue             & Co., LLC, or its predecessor, since 1993.  Previously, Mr. Hillas
New York, NY 10017-3147          was a partner of DSV Management Ltd., a venture capital investment firm, and its affiliated venture capital partnerships.  Mr. Hillas is currently a director of Advanced Technology Materials, Inc., Transition
                                 Systems, Inc., Envirogen, Inc., and several privately-held companies.
                                 Mr. Hillas was previously associated with Warburg, Pincus from 1972 until he joined DSV Management Ltd. in 1981.


NAME AND CURRENT BUSINESS        PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL POSITIONS
ADDRESS                          HELD DURING THE PAST FIVE YEARS
-------------------------        --------------------------------------------------------------
Arthur B. Laffer*                Dr. Laffer has been Chairman and Chief Executive Officer of A.B.
5405 Morehouse Drive             Laffer, V.A. Canto & Associates, an economic research and financial
San Diego, CA 92121              firm (and its predecessor, A.B. Laffer Associates), since founding the firm in 1979.  He is also Chairman of Calport Asset Management, Inc., a money management firm.  Dr. Laffer has been Chief Executive
                                 Officer of Laffer Advisors, Inc., a registered broker-dealer and investment advisor, since 1981.  He was the Charles B. Thornton
                                 Professor of Business Economics at the University of Southern
                                 California from 1976 through 1984, Distinguished University Professor at Pepperdine University from October 1984 to September 1987, and was a member of President Reagan's economic policy advisory board.
                                 He is a director of Coinmach Laundry Corporation, Mastec, Inc.
                                 Nicholas Applegate Mutual and Growth Equity Funds and Casmyn Inc.


Dr. Alfred E. Osborne,Jr. *      Dr. Osborne is Director of the Harold Price Center for Entrepreneurial
                                 Studies and Associate Professor of Business Economics at the John E.
                                 Anderson Graduate School of Management at UCLA.  He has been on the UCLA faculty since 1972.  He is a director of Greyhound Lines,
                                 Inc., Nordstrom, Inc., SEDA Specialty Packaging Corporation and The
                                 Times Mirror Company.

J. Danforth Quayle*              Mr. Quayle was the forty-fourth Vice President of the United States.  In
                                 1976, Mr. Quayle was elected to Congress and in 1980 to the United
                                 States Senate, being re-elected in 1986 and serving until 1989.  As Vice
                                 President,he headed the Competitiveness and Space Councils for the
                                 President.  Since leaving  office in January 1993, Mr. Quayle served as
                                 Chairman of Circle Investors, Inc. (a private financial services and insurance holding company), and BBC, Inc. (a private company through which he operates certain of his personal business interests).  He is a director of Central Newspapers, Inc. and American Standard
                                 Companies, Inc. and is a member of the Board of Trustees of The
                                 Hudson Institute.

Michael J. Reardon*              Mr. Reardon was appointed Executive Vice President of the Parent in
                                 June 1995, having previously served as Executive Vice President and
                                 Chief  Operating Officer, and prior to that as the Chief Financial Officer and Secretary of the Company.  From May 1995 to April 1996, Mr.
                                 Reardon served as President of Arrowhead Industrial Water, Inc., a subsidiary of the Company.  He became President and General Manager of Illinois Water Treatment, Inc., a subsidiary of the Parent in March
                                 1992.  From 1981 to July 1990 he was Chief Financial Officer of The
                                 C&C Organization, a company engaged in restaurant ownership, management and construction.  Mr. Reardon is a certified public accountant and was a senior auditor with Arthur Andersen & Co. from
                                 1978 to 1981.  Mr. Reardon is a member of the management board of
                                 Treated Water Outsourcing (TWO), a Nalco/U.S. Filter joint venture.

Nicolas C. Memmo*                Mr. Memmo was appointed Executive Vice President-Process Water of the Parent on July 1, 1995, having previously served as Senior Vice
                                 President and General Manager of U.S. Filter/Ionpure Inc. since March
                                 7, 1994.  He had previously been Senior Vice President-Sales &
                                 Marketing since December 8, 1992.


NAME AND CURRENT BUSINESS        PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL POSITIONS
ADDRESS                          HELD DURING THE PAST FIVE YEARS
-------------------------        --------------------------------------------------------------
C. Howard Wilkins, Jr.*          Mr. Wilkins served as the United States Ambassador to the Netherlands
302 N. Rock Road                 from June 1989 to July 1992.  Prior to being Ambassador and
Wichita, KS 67206                thereafter, Mr. Wilkins has been Chairman of the Board of Maverick
                                 Restaurant Corporation, which owns and operates restaurants under franchise agreements, and Maverick Development Corporation.  He was
                                 Vice Chairman of Pizza Hut, Inc. until 1975.  From 1981 to 1983, Mr.
                                 Wilkins served as a director of U.S. Synthetic Fuels Corporation.

Thierry Reyners /(1)/            Mr. Reyners was appointed Executive Vice President--European Group on July 1, 1995, having previously served as Senior Vice
                                 President--Europe since March 7, 1994.  He had previously been Senior
                                 Vice President--European Sales since December 1, 1993, the date the
                                 Company acquired Ionpure.  Mr. Reyners served as Vice President and
                                 General Manager--Europe of Ionpure Technologies Corporation from
                                 1990 to December 1993.

Andrew D.Seidel                  Mr. Seidel was appointed Executive Vice President--Wastewater Group on July 1, 1995, having previously served as Senior Vice
                                 President--Wastewater Group and General Manager of U.S. Filter, Inc.,
                                 Warrendale, Pennsylvania, since September 28, 1993.  He has previously served as Vice President--Membralox Group since December
                                 8, 1992, and had been General Manager of Membralox since March
                                 1992.

Harry K.Hornish, Jr.             Mr. Hornish was appointed Executive Vice President--Distribution
                                 Group on February 20, 1997.  In November 1991, CertainTeed
                                 Corporation ("CertainTeed") named Mr. Hornish as President of its
                                 Utility Supply Group, Inc. ("USG").  Mr. Hornish led a buyout of USG from CertainTeed in 1994.  Mr. Hornish continued to serve as President of USG until October 25, 1996, when the Parent acquired USG.

Kevin L. Spence                  Mr. Spence was appointed Senior Vice President in August 1997 having previously served as Vice President of the Parent since December 8,
                                 1991 and has been Chief Financial Officer of the Company since
                                 January 6, 1992 and was Treasurer from February 17, 1992 until June
                                 9, 1995.

Damian C. Georgino               Mr. Georgino was appointed Senior Vice President, General Counsel and Corporate Secretary of the Parent in August 1997 having previously served as Vice President, General Counsel and Secretary of the Parent
                                 since August 4, 1995.  From September 1992 through July 31, 1995, he served as General Attorney with Aluminum Company of America
                                 ("Alcoa"), where his primary responsibilities included mergers and acquisitions and serving as chief legal counsel for several growing international manufacturing and service businesses.

Tim L. Traff                     Mr. Traff was appointed a Senior Vice President of the Parent on
                                 December 8, 1992, having previously been Vice President--Corporate
                                 Development since March 1992.

John S. Swartley                 Mr. Swartley was appointed Senior Vice President--Corporate
                                 Development on July 1, 1995, having previously served as a Vice
                                 President since July 1994, when the Parent acquired Liquipure
                                 Technologies, Inc.


NAME AND CURRENT BUSINESS        PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL POSITIONS
ADDRESS                          HELD DURING THE PAST FIVE YEARS
-------------------------        --------------------------------------------------------------
James W. Dierker                 Mr. Dierker was appointed Vice President, Controller and Treasurer on
                                 June 9, 1995.  From July 1985 to June 1995 he was with KPMG Peat
                                 Marwick LLP, and was a senior manager with that firm at the time of his departure.

Michael E. Hulme, Jr.            Mr. Hulme was appointed Assistant General Counsel and Assistant
                                 Secretary on February 13, 1996.  From December 1994 through January
                                 1996, he served as Vice President/Corporate Counsel of Forte Hotels,
                                 Inc., formerly a wholly owned subsidiary of Forte Plc, and from
                                 October 1992 through December 1994 as Corporate Counsel of Forte
                                 Hotels, Inc.  His primary responsibilities included hotel and real estate development, acquisition and sale transactions.
------------------

(1)  French citizen

     2. Directors and Executive Officers of the Purchaser. Set forth below is the name, current business address, citizenship and the present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each director and executive officer of the Purchaser. The principal address of the Purchaser and, unless otherwise indicated below, the current business address for each individual listed below is 40-004 Cook Street, Palm Desert, California, 92211. Each such person is a citizen of the United States. Directors are identified by an asterisk.


Richard J. Heckmann*      President since 1997.  Mr Heckmann was elected Chairman of the
                          Board of Directors, Chief Executive Officer and President of the
                          Parent on July 16, 1990.  Mr. Heckmann was a Senior Vice
                          President at Prudential-Bache Securities in Rancho Mirage,
                          California from January 1982 to August 1990.  He joined the U.S.
                          Small Business Administration in 1977 and served as Associate
                          Administrator for Finance and Investment from 1978 to 1979.  Prior thereto he was founder and Chairman of the Board of Tower
                          Scientific Corporation, a manufacturer of custom prosthetic devices, which was sold to Hexcel Corporation in 1977, Mr. Heckmann is a member of the management board of TWO.  He is also a director of
                          USA Waste Services, Inc. and K2, Inc.

Kevin L. Spence*          Vice President and Treasurer since 1997.  Mr. Spence was
                          appointed Senior Vice President of the Parent in August 1997 having previously served as Vice President of the Parent since December 8,
                          1991 and has been Chief Financial Officer of the Company since
                          January 6, 1992 and was Treasurer from February 17, 1992 until
                          June 9, 1995.

Damian C. Georgino*       Vice President and Secretary since 1997.  Mr. Georgino was appointed Senior Vice President, General Counsel and Corporate
                          Secretary of the Parent in August 1997 having previously served as
                          Vice President, General Counsel and Secretary of the Parent since on August 4, 1995.  From September 1992 through July 31, 1995, he served as General Attorney with Aluminum Company of America
                          ("Alcoa"), where his primary responsibilities included mergers and acquisitions and serving as chief legal counsel for several growing international manufacturing and service businesses.  From June 1988 through August 1992, Mr. Georgino was an Attorney with Alcoa, where his primary responsibilities included securities, mergers and acquisitions and corporate finance.

                                   SCHEDULE B

          TRANSACTIONS IN SHARES AND ADSS DURING THE PAST FOUR MONTHS
                          BY PARENT AND THE PURCHASER

                             SHARES/ADSS/(1)/
TRANSACTION DATE                ACQUIRED           PRICE PER SHARE/ADS/(2)/
----------------             ---------------       ------------------------
                                                          (US$)
    8/19/97                      6,000                      19.75
    8/19/97                      6,500                      19.625
    8/19/97                      7,500                      19.5625
    8/20/97                      5,000                      20.375
    8/20/97                      5,000                      20.4375
    8/20/97                     15,000                      20.50
    8/21/97                     18,500                      20.50
    8/22/97                     30,000                      20.4375
    8/22/97                     35,000                      20.625
    8/25/97                     50,000                      20.50
    8/25/97                      5,000                      20.00
    8/25/97                    155,000                      20.375
    8/26/97                      5,000                      20.0625
    8/27/97                     50,000                      20.375
    9/2/97                      10,000                      20.00
    9/2/97                      15,000                      20.125
    9/4/97                      10,000                      21.0625
    9/4/97                      15,000                      21.125
    9/12/97/(3)/                10,200                      27.17
    9/12/97/(4)/                 5,000                      20.38
    9/12/97/(5)/                 5,000                      19.75
    9/15/97                     10,000                      23.5625
    9/15/97                     10,000                      23.625
    9/16/97                     16,300                      24.00
    9/17/97                     10,000                      23.876
    9/17/97                      3,000                      24.00
    9/17/97                     12,000                      24.25
    9/17/97                      2,000                      24.375
    9/17/97                      3,000                      24.50
    9/17/97                      4,600                      24.625

        Total.............     534,600
                               =======

__________________

(1) Unless otherwise indicated, all Shares acquired were Shares represented by ADSs purchased by Parent in open market transactions executed on the NMM.
(2)  All prices are exclusive of commissions.
(3) Acquired from Tim L. Traff in an off market transaction at Mr. Traff's cost.
(4) Acquired from Richard J. Heckmann in an off market transaction at Mr. Heckmann's cost.
(5) Acquired from James E. Clark in an off market transaction at Mr. Clark's cost.

                                   SCHEDULE C

              TRANSACTIONS IN SHARES AND ADSs DURING THE PAST FOUR
                 MONTHS BY DIRECTORS AND OFFICERS OF THE PARENT
                                 AND PURCHASER

                                                         PRICE PER                    PRICE PER
                           TRANSACTION    SHARES/ADSs   SHARES/ADS    SHARES/ADSs     SHARE/ADS
        NAME                  DATE         ACQUIRED       (US$)       DISPOSED OF       (US$)
        ----               -----------    -----------   ----------    ------------    ---------
James E. Clark               7/25/97                                    5,000           29.50
                             8/19/97         5,000         19.75
                             9/12/97/(1)/                               5,000           19.75

Tim L. Traff                 5/22/97         5,000         22.81
                             5/27/97        20,000         23.18
                             5/28/97        10,000         23.18
                             6/06/97         5,000         22.25
                             6/13/97                                    8,000           24.31
                             6/16/97                                   32,000           24.59
                             8/01/97         5,000         27.06
                             8/01/97           200         26.56
                             8/04/97         5,000         27.31
                             9/12/97/(1)/                              10,200           27.17

Richard J.Heckmann           8/19/97         5,000         20.38
                             9/12/97/(1)/                               5,000           20.38

__________________

(1)  Sold to Parent in an off market transaction.

     Facsimile copies of the Letter of Transmittal, properly completed and duly signed, will be accepted. The Letter of Transmittal, ADRs evidencing ADSs and any other required documents should be sent by each tendering holder of ADSs of the Company or such holder's broker, dealer, commercial bank, trust company or other nominee to the U.S. Depositary as follows:

                     The U.S. Depositary for the Offer is:
                       IBJ SCHRODER BANK & TRUST COMPANY

     By Mail:               By Facsimile Transmission:           By Hand or
                                                             Overnight Delivery:

   P.O. Box 84           (For Eligible Institutions Only)       One State Street
Bowling Green Station           (212) 858-2611                 New York, NY 10004
New York, NY 10274-0084                                            Attention:
Attn: Reorganization Dept.                              Securities Processing Window, SC-1
                                Confirm By Telephone:
                                     (212) 858-2103

     Facsimile copies of the Acceptance and Transfer Form, properly completed and duly signed,will be accepted. The Acceptance and Transfer Form, Share certificate(s) (in the case of a holder tendering certificated Shares) and any other required documents should be sent by each tendering holder of Shares of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Registry, or if such holder is in the United States, the U.S. Depositary.

                  The Registry for the Offer in Australia is:

                      CORPORATE REGISTRY SERVICES PTY LTD

          By Mail:                                            By Hand:
        GPO Box 7045                                          Level 2
      Sydney  NSW  1115                                   321 Kent Street
                                                           (02) 9290 4111

     Any questions or requests for assistance or additional copies of the Offer to Purchase, the Acceptance and Transfer Form, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent or the Dealer Managers at their respective telephone numbers and locations listed below. Holder's may also contact their broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

         The Information Agent for the Offer in the United States is:

                           MACKENZIE PARTNERS, INC.
                                156 Fifth Avenue
                           New York, New York, 10010
                         (212) 929-5500 (call collect)
                                       or
                         CALL TOLL-FREE (800) 322-2885

        The Financial Advisors to United States Filter Corporation are:

            MERRILL LYNCH & CO.                                SALOMON BROTHERS INC
MERRILL LYNCH INTERNATIONAL (AUSTRALIA) LIMITED         SALOMON BROTHERS AUSTRALIA LIMITED
            Level 49, MLC Centre                           Level 26, Castlereagh Centre
            19-29 Martin Place                                9 Castlereagh Street
             Sydney  NSW 2000                                   Sydney  NSW 2000
                                 CALL TOLL-FREE 1 800 628 145

               The Dealer Managers for the Offer in the United States are:

          MERRILL LYNCH & CO.                                 SALOMON BROTHERS INC
 Merrill Lynch World Headquarters                           Seven World Trade Center
            North Tower                                     New York,  New York, 10048
      World Financial Center                              (212) 783-7100 (Call Collect)
     New York, New York 10281-1305
    (212) 449-8209 (Call Collect)